UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to § 240.14a-12

CORNERSTONE THERAPEUTICS INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CORNERSTONE THERAPEUTICS INC.

1255 CRESCENT GREEN DRIVE, SUITE 250

CARY, NORTH CAROLINA 27518

October 3, 2013

Dear Fellow Stockholders:

I am pleased to invite you to join us for the Cornerstone Therapeutics Inc. 2013 Annual Meeting of Stockholders to be held on October 31, 2013 at 8:30 a.m., local time, at our offices at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518. Details about the meeting, the nominees for the Board of Directors and other matters to be acted on are presented in the Notice of 2013 Annual Meeting of Stockholders and Proxy Statement that follow.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card as described in the Proxy Statement, even if you plan to attend the meeting. You may also vote by proxy over the Internet.

As previously announced, on September 15, 2013, we entered into an agreement and plan of merger with our majority stockholder, Chiesi Farmaceutici S.p.A., and one of its wholly owned subsidiaries. This proxy statement does not ask you to consider the planned merger. At the appropriate time, we will mail a separate package of materials for the special meeting of stockholders that we plan to hold in connection with the merger.

On behalf of Cornerstone Therapeutics’ Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Yours sincerely,

Craig A. Collard

Chief Executive Officer

YOUR VOTE IS IMPORTANT

PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE

CORNERSTONE THERAPEUTICS THE EXPENSE OF ADDITIONAL SOLICITATION.

CORNERSTONE THERAPEUTICS INC.

1255 CRESCENT GREEN DRIVE, SUITE 250

CARY, NORTH CAROLINA 27518

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 31, 2013

To our stockholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Cornerstone Therapeutics Inc. will be held on October 31, 2013 at 8:30 a.m., local time, at our offices at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518. The purposes of the annual meeting are:

1. To elect the nine (9) nominees described in the Proxy Statement to our Board of Directors to serve as directors until the sooner of the election and qualification of their successors or the next Annual Meeting of our Stockholders.

2. To ratify the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment thereof. Our Board of Directors has no knowledge of any other matters which may come before the meeting.

Stockholders of record on September 12, 2013 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card whether or not you expect to attend the annual meeting. A postage-paid envelope, addressed to Broadridge Corporate Issuer Solutions, our transfer agent and registrar, has been enclosed for your convenience. You may also vote by proxy over the Internet. If you attend the meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Alastair McEwan

Secretary

Cary, North Carolina

October 3, 2013

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE OVER THE INTERNET OR BY MAIL.

CORNERSTONE THERAPEUTICS INC.

PROXY STATEMENT

For the 2013 Annual Meeting of Stockholders

To Be Held on October 31, 2013

CORNERSTONE THERAPEUTICS INC.

1255 CRESCENT GREEN DRIVE, SUITE 250

CARY, NORTH CAROLINA 27518

PROXY STATEMENT

For the 2013 Annual Meeting of Stockholders

To Be Held on October 31, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of Cornerstone Therapeutics Inc. for use at the 2013 Annual Meeting of Stockholders to be held on October 31, 2013 at 8:30 a.m., local time, at our offices at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518, and any adjournment thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by attending the meeting and voting in person, delivering written notice of revocation of your proxy to our Secretary at any time before voting is closed or timely submitting another signed proxy card bearing a later date or new voting instructions over the Internet as described below.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2012 is being mailed to stockholders with the mailing of these proxy materials on or about October 3, 2013.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to Be Held on October 31, 2013

The annual report and proxy statement will also be available on the Internet at

www.proxydocs.com/crtx

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Cornerstone Therapeutics Inc., Attention of Investor Relations, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518; telephone: (888) 466-6505.

Voting Securities and Votes Required

Stockholders of record on September 12, 2013 will be entitled to notice of and to vote at the annual meeting. On that date, 26,840,805 shares of our common stock were issued, outstanding and entitled to vote. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. The ratification of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy and voting on such matter at the annual meeting. The votes will be counted, tabulated and certified by a representative of Broadridge Corporate Issuer Solutions. A representative of Cornerstone Therapeutics will serve as our Inspector of Elections at the annual meeting.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting.

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by attending the meeting and voting in person, delivering written notice of revocation of your proxy to our Secretary at any time before voting is closed, timely submitting another signed proxy card bearing a later date or timely submitting new voting instructions over the Internet as described below. The shares represented by all properly executed proxies received in time for the meeting or voted by proxy over the Internet will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement and in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as determined by a majority of our Board of Directors. If the shares you own are held in “street name,” the bank, broker or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, broker or other nominee provides you.

If your shares are registered directly in your name, you may vote:

•

Over the Internet.    Go to the web site of our tabulator, Broadridge Corporate Issuer Solutions, at www.proxyvote.com and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•

By Mail.    Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to Broadridge Corporate Issuer Solutions. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank, broker or other nominee, you may vote:

•	Over the Internet. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In Person at the Meeting.    Contact the broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Cornerstone Therapeutics Inc., Attention of Investor Relations, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518; telephone: (888) 466-6505. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

TRANSACTIONS WITH CHIESI

Chiesi Investment

On May 6, 2009, we and certain of our stockholders entered into a series of transactions and agreements with Chiesi Farmaceutici S.p.A, or Chiesi, which we refer to as the “Chiesi Investment.” These agreements included (i) a stock purchase agreement between us and Chiesi, pursuant to which we issued Chiesi shares of our common stock; (ii) a separate stock purchase agreement among Chiesi, Cornerstone Biopharma Holdings, Ltd., an entity controlled by Craig A. Collard, our Chief Executive Officer, and certain of our other stockholders, pursuant to which Chiesi acquired shares of our common stock from certain of our stockholders, including Cornerstone Biopharma Holdings, Ltd.; (iii) a governance agreement, which expired on July 28, 2011, among us, Chiesi and, with respect to certain sections, certain of our stockholders, which we refer to as the “Governance Agreement,” pursuant to which we granted Chiesi certain governance rights; (iv) a license and distribution agreement between us and Chiesi for CUROSURF®, which we refer to as the “U.S. CUROSURF Agreement”; and (v) a stockholders agreement, as subsequently amended, among Chiesi and certain of our stockholders, including Mr. Collard, which among other things, requires Mr. Collard to vote in favor of a transaction whereby Chiesi or its affiliates would acquire all of our outstanding common stock.

Although the Governance Agreement has expired, our certificate of incorporation still provides that, so long as Chiesi beneficially owns (together with its affiliates) not less than 40% of our outstanding common stock on a fully diluted basis (as defined in our certificate of incorporation) we must seek approval from Chiesi to, among other things:

•	consummate an acquisition of any business or assets for a price in excess of $25,000,000;

•	sell, lease, transfer or otherwise dispose of a business or assets for a price in excess of $25,000,000 (other than a sale in the ordinary course of business);

•	issue any equity security or other capital stock other than pursuant to employee incentive plans or upon the exercise of any option, warrant, or similar right; and

•

repurchase or redeem any equity security other than redemptions required by the terms thereof, purchases made at fair market value in connection with any deferred compensation plan and repurchases of unvested or restricted stock issued pursuant to any employee, officer, director or consultant compensation plan.

Chiesi Merger

On February 18, 2013, our Board of Directors received a proposal from Chiesi to acquire the shares of our common stock that it does not already own for a cash purchase price of between $6.40 and $6.70 per share, which we refer to as the “Chiesi Proposal”. Our Board of Directors has formed a Special Committee, or the Special Committee, comprised of five independent directors to review and evaluate Chiesi’s proposal, take any actions with respect thereto, and review and negotiate any potential transaction resulting from such proposal. The members of the Special Committee are Mr. Codeanne, Mr. Enright, Mr. Harper, Mr. Heffernan, and Dr. Shawver. Mr. Enright serves as chair of the Special Committee.

On September 15, 2013, we entered into an agreement and plan of merger, or the Merger Agreement, with Chiesi and Chiesi U.S. Corporation, or the Merger Sub, a Delaware corporation that is a wholly owned subsidiary of Chiesi. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger Sub will merge with and into our company, with our company surviving the merger as a direct wholly owned subsidiary of Chiesi. We refer to this transaction as the “Chiesi Merger.” In the Chiesi Merger, each share of our common stock that is issued and outstanding as of the effective time of the Chiesi Merger, except for treasury stock, dissenting shares and shares held by Chiesi or its subsidiaries, will be converted into the right to receive $9.50 in cash, without interest and subject to deduction for any required withholding taxes. The Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Chiesi Merger, are fair to and in the best interests of the stockholders of our company other than Chiesi and its affiliates, and that it is advisable for us to enter into the Merger Agreement. Based on the Special Committee’s recommendation, our Board of Directors (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Chiesi Merger, are fair to, and in the best interests of, our stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) resolved to recommend that our stockholders vote to adopt the Merger Agreement.

In connection with the Chiesi Merger, on September 15, 2013, Craig A. Collard, our Chairman, Chief Executive Officer and beneficial owner of 8.1% of our shares, and Cornerstone Biopharma Holdings, Ltd., an entity controlled by him, entered into a voting agreement with us, Chiesi and the Merger Sub under which they agreed to vote their shares of our common stock in favor of the Chiesi Merger.

Additional Information and Where to Find It

In connection with the Chiesi Merger, we intend to file a proxy statement with the SEC, and we and Chiesi intend to file a Schedule 13E-3 and other relevant materials with the SEC. A definitive proxy statement will be sent to holders of our common stock seeking their approval of the proposed transaction. WE URGE INVESTORS TO READ THE PROXY STATEMENT AS WELL AS THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED BY US OR CHIESI WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OUR COMPANY AND THE PROPOSED CHIESI MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. Investors will be able to obtain these materials (when they become available) and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, these materials (when they become available) will also be available free of charge by accessing our website (http://www.crtx.com). Investors may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Proxy Solicitation

Our directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed Chiesi Merger. Information regarding our directors and executive officers is available in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 14, 2013, as amended by a Form 10-K/A filed with the SEC on April 11, 2013, as well as in this proxy statement. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed Chiesi Merger when they become available.

PROPOSAL ONE — ELECTION OF DIRECTORS

At the 2013 annual meeting, stockholders will have an opportunity to vote for all the director nominees. The persons named in the enclosed proxy card will vote to elect these nominees as directors, unless you withhold authority to vote for the election of a nominee by marking the proxy card to that effect. The nominees have indicated their willingness to serve, if elected. However, if a nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors, or our Board of Directors may reduce the number of directors to be elected at the 2013 annual meeting.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of the director nominees to serve as directors until the sooner of the election and qualification of their successors or the next annual meeting of stockholders.1

The following paragraphs provide information as of the date of this proxy statement about our director nominees. The information presented includes information about each such director, including, among other things, his age; all positions and offices he holds with us; length of service as a director; principal occupation and employment for the past five years; the names of other public companies of which he has served as a director at any time during the past five years; and the specific experience, qualifications, attributes and skills that led to the conclusion that the director nominee should serve as one of our directors. For information about the number of shares of common stock beneficially owned by our directors as of September 16, 2013, see “Stock Ownership Information.”

No director, director nominee or executive officer is related by blood, marriage or adoption to any director, director nominee or executive officer. Pursuant to the Merger Agreement, until the closing of the Chiesi Merger, our Board of Directors is required to include the current members of the Special Committee and we are not permitted to take any action to cause any change in the composition of the Special Committee. Other than these requirements, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director. For more information regarding the director nomination process, see “Corporate Governance — Director Nomination Process.”

Director Nominees

Craig A. Collard, age 47, became a director in 2008.

Craig A. Collard has served as our Chief Executive Officer and the chairman of our Board of Directors since our merger with Cornerstone BioPharma Holdings, Inc. (now Cornerstone BioPharma Holdings, LLC), or Cornerstone BioPharma, on October 31, 2008 (whereby Cornerstone BioPharma became a wholly owned subsidiary of Cornerstone Therapeutics Inc.). Mr. Collard also served as our Interim Chief Financial Officer from July 2010 through January 2011 and our President from October 2008 to September 2011. In March 2004, Mr. Collard founded Cornerstone BioPharma Holdings, Ltd. (the assets and operations of which were restructured as Cornerstone BioPharma in May 2005), and served as its President and Chief Executive Officer and a director from March 2004 to October 2008. Before founding Cornerstone BioPharma, Mr. Collard’s principal occupation was serving as President and Chief Executive Officer of Carolina Pharmaceuticals, Inc., a specialty pharmaceutical company he founded in May 2003. From August 2002 to February 2003, Mr. Collard

[1]	The proposed Chiesi Merger will be submitted to stockholders for approval at a special meeting which will be held on a future date that has not yet been determined. The Merger Agreement provides that, in connection with the Chiesi Merger, the directors of Merger Sub immediately prior to the closing of the Chiesi Merger will continue as our initial directors after the merger. The timing of the Chiesi Merger is dependent on a number of closing conditions that are set forth in the Merger Agreement, including, among others, the approval of the Merger Agreement by the requisite votes of our stockholders.

served as Vice President of Sales for Verum Pharmaceuticals, Inc., a specialty pharmaceutical company in Research Triangle Park, North Carolina. From 1998 to 2002, Mr. Collard worked as Director of National Accounts at DJ Pharma, Inc., a specialty pharmaceutical company which was eventually purchased by Biovail Pharmaceuticals, Inc., or Biovail. His pharmaceutical career began in 1992 as a field sales representative at Dura Pharmaceuticals, Inc., or Dura. He was later promoted to several other sales and marketing positions within Dura. Mr. Collard is a member of the Board of Directors of Hilltop Home Foundation, a Raleigh, North Carolina, non-profit corporation as well as the Triangle Chapter of the Cystic Fibrosis Foundation in addition to our Board of Directors. Mr. Collard holds a B.S. in Engineering from the Southern College of Technology (now Southern Polytechnic State University) in Marietta, Georgia. As our founder and Chief Executive Officer, and as a former sales representative and/or executive at several other specialty pharmaceutical companies, Mr. Collard brings to our management team and Board of Directors a depth of sales and executive experience both in the specialty pharmaceutical industry in general and at our company in particular.

Christopher Codeanne, age 45, became a director in 2008.

Christopher Codeanne has served on our Board of Directors since October 2008. Since December 2010, Mr. Codeanne has served as the Executive Vice President, Finance, Chief Financial Officer and Director of Premier Research Group Limited, an international pharmaceutical and medical device services company. From April 2008 through November 2010, Mr. Codeanne served as Chief Operating Officer and Chief Financial Officer of Oncology Development Partners, LLC (d/b/a Oncopartners), a specialized international oncology contract research organization. During 2010, Mr. Codeanne also served as an advisor for private equity firm Warburg Pincus. From December 2006 through April 2008, Mr. Codeanne served as the Chief Financial Officer of Averion International Corp., or Averion, a publicly traded international contract research organization. Prior to Averion, from 2002 through July 2006, Mr. Codeanne was the Chief Financial Officer of SCIREX Corporation (which was acquired by Premier Research Group plc in 2006), or SCIREX, an international, full-service clinical research organization. From 1999 to 2002, Mr. Codeanne served as Director of Finance of SCIREX. Mr. Codeanne is a member of the American Institute of Certified Public Accountants. Mr. Codeanne holds a B.A. in Accounting from Fairfield University and an M.B.A. from the University of Connecticut. He brings to our Board of Directors a depth of experience in financial, operational and public company matters and knowledge regarding pharmaceutical development and working with contract research organizations.

Michael Enright, age 51, became a director in 2008.

Michael Enright has served on our Board of Directors since October 2008. Since February 2011, Mr. Enright has served as the President of OckhamCRO, a division of Ockham Development Group Inc., or Ockham, a global contract research organization. Prior to becoming President of OckhamCRO, Mr. Enright had served as the Chief Financial Officer for Ockham since its merger with Atlantic Search Group, Inc., a staff augmentation and functional outsourcing services organization serving pharmaceutical companies and contract research organizations in the United States and India, where he held the same position since 1995. Prior to 1995, Mr. Enright held positions in employee benefits administration with Hauser Insurance Group and The Prudential Insurance Company, and in financial management with General Electric Company’s aerospace business group. Mr. Enright holds a B.A. in Finance from Villanova University and an M.B.A. from the Kenan-Flagler School of Business of the University of North Carolina at Chapel Hill. He brings to our Board of Directors a depth of experience in strategic planning and organizational development and human resources.

Anton Giorgio Failla, age 48, became a director in 2009.

Anton Giorgio Failla has served on our Board of Directors since July 2009. Since July 2008, Dr. Failla has served as Head of Business Development of Chiesi. Prior to his employment at Chiesi, from 2004 to 2008, Dr. Failla served as the CFO of Sorin Group, a medical device company, based in Milan, Italy and as its Senior Vice President of Operations based in Denver, Colorado. From 2000 to 2004, Dr. Failla served as Vice President, Business Development and Strategic Planning at Novartis Consumer Health, or Novartis, at its Headquarters in Switzerland. Prior to Novartis, Dr. Failla held various positions in business development at Medtronic Inc., both in the U.S. and in Europe. Dr. Failla has served on the boards of directors of several private companies in Europe and the United States: Bellco S.r.l. (April 2004 to January 2007), Sorin Biomedica Cardio S.r.l. (April 2004 to April 2005), Biofin Holding International N.V. (July 2004 to June 2006), Ela Medical S.a.s. (April 2004 to June 2006), Sorin Biomedica CRM S.r.l. (April 2007 to July 2008), Sorin Group International S.A. (December 2005 to June 2006), Casino’Municipale Campione d’Italia (August 2007 to June 2009), and Phenomix Corporation Inc. (February 2010 to September 2010). Dr. Failla holds an M.B.A. from SDA Bocconi and a doctorate in Electronic Engineering from Polytechnic of Turin. He brings to our Board of Directors a depth of experience in the areas of strategic planning, finance, business development and operations management.

James Harper, age 66, became a director in 2011.

James Harper has served on our Board of Directors since December 2011. Mr. Harper has over 30 years of experience in the pharmaceutical and medical device industries. He has also served on multiple corporate and not-for-profit boards of directors. He is currently Chair of Phenomix Corporation (Chair from December 2009 to present and director from July 2007 to present) and a director of Baylor Regional Medical Center (March 2012 to present). He also recently served as an advisor to Nomura Phase4 Ventures (July 2007 to December 2012). Prior to his retirement, Mr. Harper held a number of management and senior executive positions at Eli Lilly and Company, or Eli Lilly (January 1974 to April 2004), including Group Vice President of Global Marketing and Sales and Chief Marketing Officer (January 2001 to April 2004), President of Diabetes and Growth Disorders Product Group (January 1994 to January 2001), and President and CEO of Advanced Cardiovascular Systems, an Eli Lilly subsidiary (December 1990 to December 1992). In addition, Mr. Harper has served on the boards of directors of Anesiva, Inc. (May 2007 to December 2008), Corcept Therapeutics (October 2004 to May 2011), Inoveon Corporation (June 2002 to April 2004) and Zymogenetics, Inc. (July 2004 to October 2010). On these boards, he served on various committees including compensation, governance, and audit committees. Mr. Harper was a member of the National Board of Directors of the American Diabetes Association (July 1993 to June 1997), where he was a member of the Research Policy Committee (July 2000 to June 2001) and Vice Chair of the Research Foundation Board (2003 to 2006). He was also on the National Osteoporosis Foundation Corporate Advisory Board (July 1995 to June 1997). Mr. Harper is a member of the National Association of Corporate Directors (March 2006 to present). A veteran Navy flight officer, he holds a B.A. in Biology from Vanderbilt University and an M.B.A. in Marketing/Finance from The Wharton School. He brings to our Board of Directors a depth of operational experience.

Michael Heffernan, age 49, became a director in 2008.

Michael Heffernan has served on our Board of Directors since October 2008. Since 2002, Mr. Heffernan has served as President and Chief Executive Officer of Collegium Pharmaceutical, Inc., a specialty pharmaceutical company that develops and commercializes products to treat central nervous system, respiratory and skin-related disorders. From 1999 to 2001, Mr. Heffernan served as President and Chief Executive Officer of PhyMatrix Corp., an integrated health care services company. From 1995 to 1999, Mr. Heffernan served as President and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical clinical development company. From 1987 to 1994, Mr. Heffernan served in a variety of sales and marketing positions with Eli Lilly. Mr. Heffernan has also served on the Board of Directors of TyRx Pharma, Inc. since 2002, the Board of Directors of PreCision Dermatology, Inc. since 2010 and the Board of Directors of Advanced Cell Technology, Inc. since April 2012. Mr. Heffernan holds a B.S. in Pharmacy from the University of Connecticut and is a Registered Pharmacist. He brings to our Board of Directors a depth of experience in sales, marketing, and licensing and knowledge regarding pharmaceutical development and working with contract research organizations.

Laura Shawver, age 56, became a director in 2012.

Laura Shawver has served on our Board of Directors since June 2012. Dr. Shawver has more than 20 years of experience in the biotechnology and pharmaceutical industry. In 2011, she participated in the founding of Cleave Biosciences, Inc., a development stage company, and currently serves as its Chief Executive Officer and Director. From October 2010 to August 2011, she was Entrepreneur in Residence for 5AM Ventures, an early stage venture capital firm focused on building next-generation life science companies. In prior years, Dr. Shawver served as Chief Executive Officer and Director of Phenomix Corporation, a development stage company, from June 2002 to September 2010, and President of Sugen, Inc., or Sugen from October 2000 to May 2002, after holding various positions there since 1992. Sugen was a publicly traded company from 1994 to 1999 when it was acquired by Pharmacia and Upjohn Company, Inc. Dr. Shawver began her drug development career in 1989 at Triton Biosciences, Inc. (later Berlex Biosciences Inc.), which was acquired by Schering AG in 1990. She has extensive operational, drug development and regulatory expertise, and also has assisted a number of pharmaceutical companies with transition and integration activities following product licensing and acquisition transactions. Dr. Shawver has served on the Board of Directors of Antipodean Pharmaceuticals, Inc. and Anaphore, Inc., and she is the founder and a current Director of The Clearity Foundation, a non-profit corporation. Dr. Shawver holds a B.S. in Microbiology and a Ph.D. in Pharmacology, both from the University of Iowa. She brings to our Board of Directors executive experience in the pharmaceutical industry and knowledge regarding pharmaceutical development.

Robert M. Stephan, age 70, became a director in 2009.

Robert M. Stephan has served on our Board of Directors since July 2009. Mr. Stephan is a retired business attorney with over 40 years of experience, including in private law practice and with public corporations. Since 1997, until his retirement in 2012, Mr. Stephan operated the Law Office of Robert M. Stephan, where he concentrated his law practice on domestic and international business transactions and served as chief counsel to small and mid-sized companies and local counsel to foreign companies with operations in the United States. Mr. Stephan also served as Vice President and Secretary from 1997 to 2012 and as a director from April 2009 to 2012, of Chiesi Pharmaceuticals Inc., USA, a subsidiary of Chiesi. Prior to opening his private practice in 1997 and after initial training with the Office of the General Counsel of the SEC in Washington D.C. and the law firm of Day, Berry & Howard in Hartford, Connecticut, Mr. Stephan embarked on a career as in-house counsel with publicly traded corporations. He served as Vice President and Group General Counsel for General Mills Inc.; Vice President and Associate General Counsel for US Surgical Corporation; Vice President, General Counsel and Secretary for Erbamont N.V. (Montedison Group); and Vice President, General Counsel and Secretary for American Maize Products Corporation. Mr. Stephan has advised boards of directors on corporate governance matters and is a former member of the National Association of Corporate Directors. Mr. Stephan is a former Captain/Judge Advocate in the United States Marine Corps and an Assistant Attorney General for the State of Wisconsin. Mr. Stephan holds a B.A. in economics and political science from Lawrence University and a J.D. from the University of Wisconsin Law School. He brings to our Board of Directors a depth of experience in all areas of corporate governance, with particular emphasis on the governance of transnational joint ventures.

Marco Vecchia, age 53, became a director in 2010.

Marco Vecchia has served on our Board of Directors since May 2010. Since 1987, Mr. Vecchia has served as Head of Legal and Corporate Affairs at Chiesi. Mr. Vecchia has also served on the boards of directors of the following companies: Chiesi S.A., Belgium, since June 2010; Chiesi Pharmaceuticals Shanghai Co. Ltd. (Wfoe), China, since June 2008; Cheshire Healthcare Limited, England, since January 2003; Chiesi Limited, England, since May 1999; Chiesi Healthcare Limited, England, since May 1999; Chiesi S.A., France, since April 2002; Chiesi Hellas Pharmaceuticals S.A., Greece, since April 1998; Chiesi Int. H. B.V., Holland, since April 2008; Chiesi Pharmaceuticals B.V., Holland, since February 2007; Opocrin S.P.A., Italy, since November 2008; Opocrin S.r.l., Italy, since November 2008; Novadynamics Healthcare S.r.l., Italy, since May 2007; Chiesi Pharmaceuticals Pvt Limited, Pakistan, since November 2001; Chiesi España S.A., Spain, since April 2000; and Chiesi Pharmaceuticals Inc., USA, since April 1992. Mr. Vecchia holds a degree in law from the University of Parma. He brings to our Board of Directors a depth of experience in the areas of mergers and acquisitions and transnational joint ventures, pharmaceutical IP licensing, risk management and corporate governance.

Executive Officers (other than our Chief Executive Officer)

Kenneth McBean, age 48, President, was appointed in 2011.

Kenneth McBean assumed the title of President from Craig Collard in September 2011. Mr. McBean joined us from Covidien plc, or Covidien, where he held the position of Vice President and General Manager of Specialty Pharmaceuticals from March 2009 until May 2011. At Covidien, Mr. McBean was responsible for executing a successful turnaround of Covidien’s branded pharmaceutical products division. In 2006, Mr. McBean co-founded Tribute Pharmaceuticals Ltd., a Canadian-based pharmaceutical company, and served as its Senior Vice President of Commercial Affairs and Business Development from January 2006 through March 2009. In 2004, Mr. McBean co-founded Legacy Pharmaceuticals, Inc., a specialty pharmaceutical company, and served as its Senior Vice President of Commercial Affairs from July 2004 until October 2005. Prior to founding Legacy Pharmaceuticals, Inc., Mr. McBean was the Vice President of Marketing and Commercial Development for Biovail Pharmaceuticals, Inc., or Biovail, and its predecessor company, DJ Pharma, Inc., in the United States. His earlier career involved various U.S. and global positions at Glaxo Wellcome and Marion Merrell Dow in commercial strategy, product management, market research, and sales. Mr. McBean holds a B.S. in Business from Kansas State University.

Alastair McEwan, age 58, Chief Financial Officer, Treasurer and Secretary, was appointed in 2012.

Alastair McEwan was appointed as our Chief Financial Officer and Treasurer in November 2012 and was appointed as our Secretary in August 2013. Mr. McEwan joined our company from his role as a pharmaceutical industry consultant. In this role, from July 2006 to November 2012, Mr. McEwan consulted on various drug development initiatives and advised potential investors in numerous public and private mergers, acquisitions, divestments and capital restructuring initiatives. Mr. McEwan previously served on our Board of Directors following the completion of our merger with Cornerstone BioPharma on October 31, 2008 until July 28, 2009, the date of the completion of the Chiesi Investment. Mr. McEwan joined Cornerstone BioPharma’s board of directors in August 2005 and became chairman of its board of directors in January 2006, serving in such capacities until the completion of the Chiesi Investment. From October 2005 through December 2005, Mr. McEwan served as Cornerstone BioPharma’s interim Chief Financial Officer. Prior to joining Cornerstone BioPharma, from June 1996 to December 2004, Mr. McEwan served in a variety of positions at Inveresk Research Group, Inc., or Inveresk, including as Group Executive Vice President, as President of Inveresk Global Clinical Operations and President of Inveresk Clinical Americas’ operations. Mr. McEwan also served as a member of the Group Executive Board of Inveresk from 1999 to 2004. Mr. McEwan served as director of Averion International Corp., a publicly traded international contract research organization, from February 2006 until December 2009. Mr. McEwan qualified as a Chartered Accountant in 1979 with the Institute of Chartered Accountants of Scotland and holds a Bachelor of Commerce from the University of Edinburgh.

Joshua B. Franklin, age 44, Vice President, Strategy and Business Development, was appointed in 2008.

Joshua B. Franklin has served as our Vice President, Strategy and Business Development since May 2012. Prior to that, Mr. Franklin served as our Vice President, Corporate Strategy from March 2011 to May 2012, Vice President, Sales and Marketing from December 2008 to March 2011 and, before that, as Vice President of Marketing since our merger with Cornerstone BioPharma. Before joining Cornerstone, Mr. Franklin served in a variety of marketing positions at Ther-Rx Corporation (a subsidiary of K-V Pharmaceutical Company) from July 2003 to September 2008, including most recently as Vice President, Marketing. Prior to joining Ther-Rx Corporation, Mr. Franklin held various marketing roles with Biovail from January 2002 to July 2003 and the Ross Products Division of Abbott Laboratories from August 1999 to January 2002. Mr. Franklin is a U.S. Army veteran and holds a B.S. in Business Administration from Methodist University and M.H.A. and M.B.A. degrees from The Ohio State University.

Andreas Maetzel, age 50, Vice President, Clinical and Regulatory, was appointed in 2013.

Andreas Maetzel was appointed Vice President, Clinical and Regulatory in May 2013. From September 2011 to April 2013, Dr. Maetzel was Executive Director of Clinical Development for BioCryst Pharmaceuticals, Inc., a biotechnology company. In this role, Dr. Maetzel was medical leader in U.S. and EU interactions with regulatory authorities and team leader in early product development. Prior to then, Dr. Maetzel served as Partner and Co-founder of Stratas Partners, an international strategic healthcare consulting company, from September 2009 to September 2011. In this role he served clients with tailored global pricing and market access solutions, developed commercial strategies for payer interactions and assisted clients with strengthening their products’ value evidence portfolio. From November 2008 to September 2009, Dr. Maetzel served as Director of Health Technology Assessment for Amgen International Commercial Operations, a division of Amgen Inc., a biotechnology medicines company. From November 2004 to October 2008, Dr. Maetzel was a Director and therapeutic area head for Amgen Inc., serving as Amgen Europe’s health economics and reimbursement function in the nephrology and bone franchise. Prior to this, Dr. Maetzel was appointed as Assistant Professor at the University of Toronto Institute for Health Policy, Management and Evaluation, where he maintains an adjunct appointment. Dr. Maetzel holds a Ph.D. and an M.Sc. in Clinical Epidemiology from the University of Toronto and a medical doctorate (Dr. med.) from the University of Hannover, Germany.

Alan T. Roberts, age 47, Vice President, Scientific Affairs, was appointed in 2009.

Alan T. Roberts has served as our Vice President, Scientific Affairs since May 2009. In December 2007, Mr. Roberts founded Tybeam Pharma Consulting, LLC, or Tybeam, and serves as its President. Prior to founding Tybeam, Mr. Roberts served as Senior Vice President and Chief Scientific Officer for Auriga Laboratories, Inc., or Auriga, from February 2006 to December 2007. In January 2006, Mr. Roberts was named Vice President, Global Manufacturing and Development. He had served as Vice President, Scientific Affairs for First Horizon Pharmaceutical Corporation, or First Horizon since January 2005. Prior to becoming Vice President, Mr. Roberts was First Horizon’s Director of Regulatory, Quality and Manufacturing from June 2000 to June 2002, and Senior Director, Regulatory and Technical Affairs through 2004. From June 1999 to February 2000, Mr. Roberts was Vice President, Research and Development for Mikart, Inc., a private pharmaceutical contract manufacturer. Prior positions with Mikart were Research and Development Manager and Director of Research and Development from July 1993 to June 1999. Additional experience also includes key management positions in regulatory and development with Solvay Pharmaceuticals, Inc. and the Medical University of South Carolina’s Pharmaceutical Development Center, respectively. Mr. Roberts holds a B.S. in Microbiology from Clemson University.

CORPORATE GOVERNANCE

General

Our management and Board of Directors believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted.

“Controlled Company” Exemption under NASDAQ Marketplace Rules

We are a “controlled company” within the meaning of applicable rules of The NASDAQ Stock Market LLC, or NASDAQ, because more than 50% of our voting power is held by Chiesi. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined, or recommended to our board for determination, by a majority of our independent directors or a compensation committee comprised solely of independent directors; and (iii) director nominees selected, or recommended for our board’s selection, either by a majority of our independent directors or a nominating committee comprised solely of independent directors. Nevertheless, as discussed below, we have established the Compensation Committee to approve executive officer compensation and the Nominating and Corporate Governance Committee to select director nominees, each of which is comprised solely of independent directors.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These rules also specify certain persons whose relationships with us would preclude them from being considered independent. Our Board of Directors has determined that each of the following current members of our Board of Directors is an “independent director” as defined under applicable NASDAQ rules, including that each such director is free of any relationship that would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director: Mr. Codeanne, Mr. Enright, Mr. Harper, Mr. Heffernan, Dr. Shawver and Mr. Stephan. In reaching the determination with respect to Mr. Stephan, the Board of Directors considered Mr. Stephan’s prior representation of Chiesi in various matters unrelated to the Chiesi Investment and the fees he received from Chiesi under consulting and/or retainer arrangements prior to his retirement in 2012.

Board Leadership Structure

Our Chief Executive Officer, Craig A. Collard, is also the chairman of our Board of Directors. Our Board of Directors has determined this leadership structure is the most effective way to ensure that it remains focused on the key issues affecting our company. Mr. Collard founded Cornerstone BioPharma, has been our chairman and Chief Executive Officer since our merger with Cornerstone BioPharma and oversaw our entry into the Chiesi Investment. Although we do not have a lead independent director, our Board of Directors — which consists primarily of either independent directors or directors designated by Chiesi — exercises a strong, independent oversight function. This oversight function is enhanced by the fact that each of our board committees is comprised of directors with significant experience in the pharmaceutical industry and our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each comprised entirely of independent directors.

Board Oversight and Risk Management

Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our Board of Directors is to oversee our management and, in doing so, assess and manage the risks inherent in our business in order to serve our best interests and the best interests of our stockholders. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and assesses the risks presented by those strategies and the manner in which management intends to mitigate those risks. In the exercise of its risk oversight function, our Board of Directors solicits and reviews regular updates from key members of management about significant policies and proposed major commitments of corporate resources. Our Board of Directors also participates in decisions that have a potential major economic impact on us. In addition to making reports and presentations at Board of Directors and committee meetings, our management keeps the directors informed of our activity through regular communication. While each of our standing board committees is responsible for assessing risks within its respective area of responsibility and for making appropriate risk management recommendations to our Board of Directors, our full board is principally responsible for evaluating business risks and determining whether any risk mitigation measures should be implemented.

Board Meetings and Attendance

Our Board of Directors met 13 times during the fiscal year ended December 31, 2012, either in person or by teleconference. During 2012, each of our current directors attended at least 75% of the aggregate of the number of board meetings held during the period each has been a director and the number of meetings held by all committees on which each director then served, with the exception of Dr. Failla, who attended 72%.

We have no formal policy requiring director attendance at the annual meeting of stockholders, although all directors are expected to attend the annual meeting if they are able to do so. One of our directors attended the 2012 annual meeting.

Board Committees

Our Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. The members of each committee are appointed by our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, and serve one-year terms. Each of these committees operates under a charter that has been approved by the Board of Directors. We have posted current copies of each committee’s charter on the “Corporate Governance” section of our website, which can be found at www.crtx.com.

The Board of Directors has determined that all of the members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent as defined under NASDAQ rules and, in the case of all members of the Audit Committee, that they meet the additional independence requirements applicable to audit committee members.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management to discuss our financial statements, and other financial reporting and audit matters;

•	preparing the audit committee report required by SEC rules; and

•	reviewing and approving or ratifying related person transactions.

The members of the Audit Committee are Mr. Codeanne, Mr. Enright and Dr. Shawver. Mr. Codeanne serves as chair of the Audit Committee. The Board of Directors has determined that Mr. Codeanne is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met 15 times in 2012.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving the compensation of our executive officers, with such approval subject to ratification by the full Board of Directors;

•	overseeing the evaluation of our senior executives;

•	reviewing and making recommendations to the Board of Directors regarding incentive compensation and equity-based plans;

•	administering our stock incentive plans;

•	reviewing and discussing with management the Compensation Discussion and Analysis, or CD&A, and recommending that the CD&A be included in our annual proxy statement on Schedule 14A;

•	preparing the compensation committee report required by SEC rules; and

•	reviewing and making recommendations to the Board of Directors regarding director compensation.

For information about the processes and procedures followed by the Compensation Committee in considering executive and director compensation, see “Executive and Director Compensation Process.”

The members of the Compensation Committee are Mr. Heffernan, Dr. Shawver and Mr. Harper. Mr. Heffernan serves as chair of the Compensation Committee. The Compensation Committee met eight times in 2012.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the committees of the Board of Directors;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing periodic evaluation of the Board of Directors.

The members of the Nominating and Corporate Governance Committee are Mr. Enright, Mr. Codeanne and Mr. Stephan. Mr. Enright serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times in 2012.

Investment Committee

The Investment Committee’s responsibilities include:

•

reviewing our acquisition and divestiture strategies, capital structure and potential debt and equity transactions, investment portfolio, capital expenditures budget and our banking and trading arrangements;

•	analyzing, evaluating and where necessary and appropriate, prioritizing opportunities involving various merger, acquisition, financing and licensing transactions; and

•	recommending action to the Board of Directors with respect to potential merger, acquisition, financing and licensing transactions.

The members of the Investment Committee are Mr. Harper, Mr. Heffernan and Mr. Failla. Mr. Harper serves as chair of the Investment Committee. The Investment Committee was established in January 2012 and met five times in 2012.

Executive and Director Compensation Process

Our Compensation Committee is responsible for approving the compensation of our executive officers, subject to ratification by our Board of Directors. As part of this process, our Compensation Committee has implemented an annual performance review program for our executive officers. As part of that program, the committee considers actual corporate performance compared to our corporate goals and individual performance compared to individual goals, as well as various subjective performance criteria. Each executive officer’s individual performance goals relate to our corporate goals.

Additionally, on a rolling basis, our Compensation Committee tracks progress towards our corporate and individual goals, assesses the continuing relevance of those goals, and may add to or revise those goals as necessary or appropriate based on emergent challenges and opportunities. Any change in our corporate goals is subject to adoption by the full Board of Directors.

Our Compensation Committee evaluates each executive officer against his individual goals. Evaluation begins with a written self-assessment, which is submitted to our Chief Executive Officer. Our Chief Executive Officer then prepares a written evaluation based on the executive officer’s self-assessment, the Chief Executive Officer’s own evaluation and input from other employees. This process leads to a recommendation by our Chief Executive Officer to the Compensation Committee for annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any, for executive officers other than himself. The Compensation Committee then reviews our corporate performance, and in light of that review considers the recommendations of the Chief Executive Officer. Upon completion of this review and consideration, the committee may approve or amend, in its discretion, the recommended annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any, for our executive officers. In the case of our Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which then approves any annual salary increase, annual stock option and restricted stock award and bonus. For more information regarding this process, see “Information About Executive and Director Compensation — Process for Determining Executive Compensation.”

Our Compensation Committee periodically reviews and makes recommendations to the Board of Directors regarding director compensation. Currently, each of our non-employee directors is compensated pursuant to our compensation and reimbursement policy. For more information regarding this policy, see “Information About Executive and Director Compensation — Director Compensation for Fiscal 2012.”

Our Compensation Committee may delegate its authority to the chair of the committee to the extent it deems necessary to finalize matters as to which the committee has given its general approval.

Our Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2012, our Compensation Committee did not retain a compensation consultant to assist in setting executive compensation. However, for 2012, in order to improve its understanding of compensation practices at companies in the specialty pharmaceutical sector, the committee considered market data from a variety of sources, including the Radford Survey covering pharmaceutical and bio-technology companies having between 150 and 499 employees and between $50 million and $150 million in revenues. For more information regarding the role of compensation consultants and surveys, see “Information About Executive and Director Compensation — Process for Determining Executive Compensation  — Role of Compensation Consultants and Surveys.”

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, bylaw or otherwise to provide third parties with the right to nominate directors. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board, with direct input from our Chief Executive Officer. From time to time, the Nominating and Corporate Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates but did not retain such services during the year ended December 31, 2012.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies certain criteria, including the candidate’s reputation for integrity, honesty and adherence to high ethical standards, business acumen, experience and judgment, understanding of our business and industry, diligence, conflicts of interest or the appearance thereof, other directorships and their impact on the ability of the candidate to devote adequate time to service on our board and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. Our Board of Directors has adopted guidelines that provide that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and require the Nominating and Corporate Governance Committee to consider the value of diversity on our board. The Nominating and Corporate Governance Committee implements and assesses the effectiveness of these guidelines and the board’s commitment to diversity by considering these guidelines in our assessment of potential director nominees and the overall make-up of our Board of Directors. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will assist our board in fulfilling its responsibilities.

Pursuant to our certificate of incorporation and our bylaws, the Nominating and Corporate Governance Committee selects and recommends the directors for nomination by our Board of Directors.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. As described in “Stockholder Proposals” below, stockholders also have the right under

Section 1.10 of our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the board, by following the procedures set forth therein.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Nominating and Corporate Governance Committee, with the assistance of our Chief Financial Officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o Corporate Secretary, Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina, 27518. You should indicate on your correspondence that you are a Cornerstone Therapeutics Inc. stockholder.

Anyone may express concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling the voicemail box at (800) 799-6158. Messages to the Audit Committee will be received by the members of the Audit Committee and our Corporate Secretary. You may report your concern anonymously or confidentially.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chair of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee.

Related Person Transactions

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In March 2007, our Board of Directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Following receipt of the Chiesi Proposal, our Board of Directors formed the Special Committee to review and evaluate Chiesi’s proposal, take any actions with respect thereto, and review and negotiate any potential transaction resulting from such proposal. On September 15, 2013, the Special Committee recommended that our Board of Directors approve our entry into the Merger Agreement.

U.S. CUROSURF Agreement

As a result of the Chiesi Investment, Chiesi manufactures all of our requirements of CUROSURF, which we began promoting and selling in September 2009. Pursuant to the U.S. CUROSURF Agreement, we purchase inventory from Chiesi at a defined supply price by product as set forth in the agreement. Inventory purchases from Chiesi under the U.S. CUROSURF Agreement from inception through June 30, 2013 aggregated approximately $90.9 million. As of June 30, 2013, we had accounts payable of approximately $886,000 due to Chiesi.

Term Loan Facility

On June 21, 2012, we entered into a credit agreement, or the Credit Agreement, with Chiesi in connection with our acquisition of EKR Holdings, Inc. and its wholly owned subsidiary, EKR Therapeutics, Inc. or collectively EKR. The Credit Agreement governs our senior secured term loan facility with Chiesi, or the Term Loan Facility, which is comprised of a five-year Term Loan A of $60.0 million and five-year Term Loan B of $30.0 million, which we refer to as the Term Loans. The Term Loans were funded on June 25, 2012 and the acquisition of EKR closed on June 26, 2012. The proceeds of the Term Loan Facility were used, together with our cash on hand, to finance the acquisition of EKR and the related fees and expenses incurred by us in connection with the acquisition. All obligations under the Term Loan Facility are guaranteed by our domestic subsidiaries, and are secured by a security interest in substantially all of our assets and our domestic subsidiaries’ assets. Under the Credit Agreement, Chiesi is the administrative agent and collateral agent in respect of the Term Loan Facility.

Term Loan A and Term Loan B bear interest at rates of 7.5% and 6.5% per year, respectively, payable quarterly in arrears on the last business day of each fiscal quarter beginning on September 28, 2012. Term Loan A requires quarterly principal payments of $3.5 million commencing on the fiscal quarter ending December 31, 2014 with any balance due at maturity. The Term Loans are due and payable on June 23, 2017, unless previously prepaid or in the case of Term Loan B, converted into shares of common stock, prior to such date.

We may prepay the Term Loans, in whole or in part without any premium or penalty, provided any prepayments of principal amounts are $5.0 million or whole multiples of $1.0 million in excess thereof, plus any accrued and unpaid interest. The prepayments will be applied first, ratably to the remaining installments of principal of the Term Loan A (excluding the payment due at maturity), second, to any remaining amounts outstanding on Term Loan A, and third, to the outstanding principal on Term Loan B.

We are required to prepay all or a portion of the Term Loan Facility under the following conditions: (i) if our ratio of consolidated secured debt to Consolidated EBITDA (as defined in the Credit Agreement) is at least 2 to 1 for any fiscal year ending on or after December 31, 2013, by using 50% of our Consolidated Excess Cash (as defined in the Credit Agreement), or (ii) if we undertake certain asset sales or sales of capital stock and do not reinvest the proceeds according to the terms of the Credit Agreement.

Term Loan B contains a conversion option for a two-year period, expiring on June 21, 2014, which provides Chiesi the option, exercisable in its sole discretion, to convert all or a portion of the Term Loan B into shares of common stock at a conversion price equal to $7.098 per share, subject to adjustment under certain conditions. Conversions shall be no less than $5.0 million unless the remaining principal amount of Term Loan B is less than $5.0 million.

The Term Loans are collateralized by substantially all of our assets, including the assets of our subsidiaries that are guarantors of the Term Loans. The Credit Agreement contains customary representations, covenants and events of default. Upon an Event of Default (as defined in the Credit Agreement), (i) the interest rates for Term Loan A and Term Loan B will each increase by 2% and (ii) Chiesi may declare all outstanding principal and accrued but unpaid interest under the Term Loan Facility to be immediately due and payable. In addition, we are subject to covenants prohibiting the payment of any dividends (other than stock dividends) and restricting or limiting other restricted payments, certain corporate activities, transactions with affiliates, incurrence of debt (which debt limit expressly permits, among other things, a secured working capital facility of up to $25 million), liens on properties and asset dispositions. We are not subject to any financial covenants other than the mandatory prepayment provisions discussed above.

In connection with the Term Loans, we incurred $511,000 of debt financing costs, which primarily consisted of legal and other professional fees.

BETHKIS® License and Distribution Agreement

On November 6, 2012, we entered into a license and distribution agreement with Chiesi pursuant to which we obtained an exclusive license to the U.S. commercial rights to Chiesi’s BETHKIS product. Under the agreement, we made an initial payment to Chiesi of $1.0 million and will make a $2.5 million payment upon the first commercial sale of the product in the United States. We are also required to pay certain costs related to a Phase IV clinical trial with respect to the product and quarterly royalties based on a percentage of net sales.

Consulting Agreement with Alastair McEwan

Prior to serving as our Chief Financial Officer, Mr. McEwan was a consultant to our company providing strategic, management, financial and corporate governance advice to us from November 1, 2009 through November 5, 2012. In connection with his service as a consultant during the year ended December 31, 2012, Mr. McEwan received compensation of approximately $122,000.

Chiesi Merger

On September 15, 2013, we entered into the Merger Agreement with Chiesi and the Merger Sub. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger Sub will merge with and into our company, with our company surviving the merger as a direct wholly owned subsidiary of Chiesi. In connection with the Chiesi Merger, on September 15, 2013, Craig A. Collard, our Chairman, Chief Executive Officer and beneficial owner of 8.1% of our shares, and an entity controlled by him, entered into a voting agreement with us, Chiesi and the Merger Sub under which they agreed to vote their shares of our common stock in favor of the Chiesi Merger. Please refer to the section entitled “Transactions with Chiesi — Chiesi Merger” for more information regarding this transaction.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Although stockholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as Cornerstone Therapeutics Inc.’s independent registered public accounting firm for the fiscal year ending December  31, 2013.

Audit Committee Report

The Audit Committee consists of the following members of the Board of Directors of Cornerstone Therapeutics Inc. (the “Company”): Mr. Codeanne, Mr. Enright and Dr. Shawver. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of Ernst & Young LLP, the independent registered public accounting firm for the Company for the year ended December 31, 2012. Ernst & Young LLP is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America.

The Board of Directors has determined that each of Mr. Codeanne, Mr. Enright and Dr. Shawver (i) meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (the “SEC”) for audit committee membership, (ii) is an “independent director” as defined in NASDAQ rules and (iii) meets NASDAQ’s financial knowledge and sophistication requirements. The Board of Directors has determined that Mr. Codeanne is an “audit committee financial expert” under SEC rules. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.crtx.com.

The Audit Committee’s responsibility is one of oversight. The Audit Committee’s oversight responsibility relating to the accounting, auditing and financial reporting processes of the Company includes overseeing the Company’s processes and internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee rely on the information provided and the representations made to them by:

•	management, which has primary responsibility for the Company’s financial statements and reports and for establishing and maintaining appropriate internal control over financial reporting; and

•

the independent registered public accounting firm for the Company, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States.

In this context, we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2012.

We have discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company for the year ended December 31, 2012, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1., AU section 380), as adopted by the PCAOB.

We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with us concerning independence, and have discussed with them their independence. We have concluded that Ernst & Young LLP’s provision of audit and non-audit services to us is compatible with their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC. We have selected Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

By the Audit Committee of the Board of

Directors of Cornerstone Therapeutics Inc.

Christopher Codeanne, Chair

Michael Enright

Laura Shawver

Dismissal of Grant Thornton LLP

Following a competitive process undertaken by the Audit Committee on March 21, 2012, we dismissed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm and engaged Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The decision to dismiss Grant Thornton and engage Ernst & Young was made by the Audit Committee.

Grant Thornton’s report on our financial statements as of and for the fiscal years ended December 31, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2011 and 2010, and through the date of Grant Thornton’s dismissal, there were no (i) disagreements between us and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make a reference to the subject matter of the disagreements in connection with its report or (ii) “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2011 and 2010 and the subsequent interim period through the date of Ernst & Young’s engagement, we did not consult with Ernst & Young regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and Ernst & Young did not provide either a written report or oral advice to us that Ernst & Young concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of any “disagreement” (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

We provided Grant Thornton a copy of these disclosures and requested that Grant Thornton furnish us with a letter addressed to the SEC stating whether or not Grant Thornton agrees with the above statements. A copy of such letter, dated March 27, 2012, furnished by Grant Thornton in response to that request is filed as Exhibit 16.1 to our Current Report on Form 8-K filed on March 27, 2012.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees that Ernst & Young billed to us during 2012, its first year as our independent registered public accounting firm for audit and other services. Audit fees include an estimate of amounts not yet billed.

Fee Category	2012
Audit Fees(1)	$339,000
Audit-Related Fees(2)	44,000
Tax Fees(3)	73,000
All Other Fees(4)	—

Total Fees	$456,000

(1)	Audit fees consist of fees related to professional services rendered in connection with reviews of our quarterly filings on Form 10-Q, the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services relate to the preparation of federal and state tax returns and quarterly estimated tax payments. Tax advice and tax planning services relate to miscellaneous items.

(4)	No fees for other services were incurred in 2012.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding beneficial ownership of our common stock as of September 16, 2013 by:

•	each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers during 2012 and our former Chief Financial Officer; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of common stock issuable under stock options and warrants that are currently exercisable or exercisable within 60 days of September 16, 2013 are deemed to be beneficially owned by the person holding the option or warrant for purposes of calculating the percentage ownership of that person but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Beneficially Owned	Shares Underlying Options Exercisable within 60 Days		Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders
Chiesi Farmaceutici S.p.A.(2)	15,687,538	4,226,542	(3)	19,914,080	64.0%
Via Palermo 26/A
43122 Parma, Italy
Craig A. Collard(4)	1,612,225	606,113		2,218,338	8.1%
Chief Executive Officer and Director
Cornerstone Biopharma Holdings, Ltd.	1,567,225	—		1,567,225	5.8%
Directors and Named Executive Officers
Christopher Codeanne	—	67,083		67,083	*
Director
Michael Enright	—	67,083		67,083	*
Director
Anton Giorgio Failla	—	58,750		58,750	*
Director
James Harper	—	25,278		25,278	*
Director
Michael Heffernan	—	70,654		70,654	*
Director
Laura Shawver	—	15,694		15,694	*
Director
Robert Stephan	—	58,750		58,750	*
Director
Marco Vecchia	—	51,250		51,250	*
Director

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Beneficially Owned	Shares Underlying Options Exercisable within 60 Days	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Alastair McEwan	316,413	—	316,413	1.2%
Chief Financial Officer
Kenneth R. McBean	83,705	40,623	124,328	*
President
Andrew K. W. Powell	89,785	23,638	113,423	*
Former Executive Vice President, General Counsel and Secretary
Joshua B. Franklin	45,944	136,248	182,192	*
Vice President, Strategy and Business Development
Vincent T. Morgus	15,000	—	15,000	*
Former Executive Vice President, Finance, Chief Financial Officer and Treasurer
All executive officers and directors as a group (14 persons, consisting of 6 executive officers and 8 non-employee directors)	2,164,234	1,324,816	3,489,050	12.4%

*	Represents beneficial ownership of less than one percent of common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is care of Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518.

(2)	Includes 15,687,538 shares of common stock held by Chiesi U.S. Corporation, a wholly owned subsidiary of Chiesi.

(3)	Includes 4,226,542 shares of common stock issuable upon conversion of the $30,000,000 principal amount of Term Loan B, as of September 16, 2013, pursuant to the Credit Agreement, at a conversion rate of $7.098 per share.

(4)	Includes 1,567,225 shares of common stock held by Cornerstone Biopharma Holdings, Ltd. Mr. Collard owns 100% of the outstanding common stock and is the President, Chief Executive Officer and a director of Cornerstone Biopharma Holdings, Ltd. and by virtue of such positions exercises voting and investment power with respect to the Cornerstone Therapeutics Inc. shares owned by Cornerstone Biopharma Holdings, Ltd.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2012, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis during the year ended December 31, 2012, except that one Form 4, covering a total of one transaction, was filed late by Mr. Collard; one Form 3 and one Form 4, covering a total of one transaction, were filed late by Mr. Franklin; one Form 4, covering a total of one transaction, was filed late by Mr. Harper; two Form 4s, covering a total of two transactions, were filed late by Mr. Roberts; and one Form 4, covering a total of one transaction, was filed late by Mr. Powell.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, which we refer to herein as the “CD&A,” describes our executive compensation philosophy, components and policies, including analysis of the compensation earned by our named executive officers for 2012 as detailed in the accompanying tables.

The following executives were our named executive officers for 2012:

Name	Position
Craig A. Collard	Chief Executive Officer
Alastair McEwan	Chief Financial Officer
Kenneth R. McBean	President
Andrew K. W. Powell	Former Executive Vice President, General Counsel and Secretary
Joshua B. Franklin	Vice President, Strategy and Business Development
Vincent T. Morgus	Former Executive Vice President, Chief Financial Officer and Treasurer

Executive Summary

Key Executive Compensation Actions and Highlights

In 2012, we continued to implement our pay for performance philosophy, taking into account both our company’s performance and various considerations that affect our ability to achieve our strategic growth objectives. The elements of our compensation process, and the rationale for each, are described below.

For 2012, our Compensation Committee decided not to award merit increases in base salary to our named executive officers, but made an adjustment to Mr. Powell’s base salary since it had been unchanged since his hiring in 2009. For 2013, merit increases for our named executive officers were based on executive performance and were decided on an individual basis.

Our Compensation Committee determined that we performed well in 2012, including over-achieving our key financial goal related to non-GAAP income from operations, growing revenue and completing the acquisition of EKR. The Committee also noted that we continued to execute our strategic plan, and that we met most of our other corporate and organizational goals. Accordingly, our named executive officers received cash bonuses which reflected both our company’s performance in 2012 and their performance against specific individual goals, and when taken together as a group, they received bonus pay outs that were broadly consistent with their target bonuses for 2012.

Our Compensation Committee determined that it would keep annual cash bonus targets for 2013 at 2012 levels.

In February 2012 and March 2013, we granted equity awards consisting of stock options and restricted stock to each of our named executive officers who had been with us for more than six months. These awards were based on our corporate performance, the executives’ individual performance and the target equity award levels reflected in certain executives’ employment agreements.

Compensation Governance

Consistent with our philosophy of pay for performance, the following features are built into our executive compensation process to ensure appropriate process and governance:

•	Our Compensation Committee is comprised solely of independent directors.

•	Our Compensation Committee uses independently generated third party data to obtain an understanding of compensation practices at companies in our industry.

•

Our Compensation Committee approves and reviews our executive officers’ individual goals to ensure that they are aligned with our corporate goals and that they do not create incentives to engage in behaviors that might expose us to undue risk or have a material adverse effect on us.

•

Our Compensation Committee regularly reviews our executive compensation program as a whole, including base salaries, annual cash incentives and equity-based incentives, to ensure that it properly rewards the value of executives’ contributions to the achievement of our corporate goals.

•

Our Board of Directors has adopted a clawback policy that will allow us to seek recovery of certain compensation from our executive officers in the event of an accounting restatement caused by our material noncompliance with applicable financial reporting requirements.

•	Our policies include stringent insider trading policy prohibitions as well as prohibitions on speculating or trading in derivative instruments related to company securities.

•

In 2011 we provided, and every three years thereafter we expect to provide, our stockholders with the opportunity to cast an advisory vote on executive compensation as required by Section 14A of the Exchange Act.

Executive Compensation Philosophy

The principal objectives of our executive compensation program are to attract and retain talented executives. Our philosophy is to use cash compensation, stock options and restricted stock to reward performance and incentivize our executives to create and maintain stockholder value.

Elements of Compensation

We have entered into executive employment agreements with each of our named executive officers. Each of our named executive officers is entitled to the following elements of compensation, which are discussed more fully below:

•	base salary;

•	target cash bonus (in the discretion of our Compensation Committee and ratified by the Board); and

•	target equity awards (in the discretion of our Compensation Committee and ratified by the Board).

Compensation Principles, Philosophy and Objectives

The following principles have guided our Compensation Committee in developing our compensation programs and in determining total compensation levels for our executive officers:

•	we must be prepared to compete with other organizations for executive talent and ensure that our compensation practices compare favorably with others in our industry;

•	our compensation practices should take into account the development of our business, our continuing growth and the company culture that we wish to build; and

•

our compensation programs should encourage our executive officers to increase long-term stockholder value in a manner that appropriately rewards the achievement of specified short-term objectives without creating undue risk for us or our stockholders.

Our philosophy is to relate compensation to measurable goals of both the company and our individual executives, and we strive to make our compensation decisions objective by rewarding our executives for meeting these goals.

The objective of our executive compensation program is to attract and retain key employees and then motivate them to achieve — and reward them for achieving — our business goals. We do this by:

•	providing competitive compensation that consists of cash and equity-based components that appropriately encourage and reward performance and create enduring long-term stockholder value;

•	rewarding our executive officers for their individual contributions to our success;

•

aligning the interests of our executives as a group by linking individual executive compensation to the company-wide achievement of both our short-term operating imperatives and our long-term strategic objectives; and

•	aligning the interests of our executives with those of our stockholders by building a culture of equity ownership and shared risk.

Elements of Executive Compensation

Consistent with our executive officers’ employment agreements, our Compensation Committee determined that the compensation of our executive officers for 2012 should consist of base salary, a discretionary bonus and stock-based compensation. The committee does not target a specific mix of executive compensation by allocating total compensation across cash and noncash pay, between current and long-term pay or among different types of long-term incentive awards.

Our overall executive compensation program includes the following major elements:

Compensation Element	Objective	Key Features
Base salary	Provide a fixed level of cash compensation based on responsibilities, background, training and experience to encourage retention and recognize performance.	Annually reviewed by our Compensation Committee.
Cash Bonus	Reward executive officers for their individual performance and contributions to corporate performance. Reinforce “pay for performance.”	Determined in the discretion of our Compensation Committee based on the achievement of specific corporate and individual goals.
Stock-based compensation	Align our executive officers’ long-term interests with those of our stockholders by rewarding officers for sustaining long-term corporate performance; encourage retention through the use of vesting provisions.	May consist of stock options and / or restricted stock awards.
Broad-based benefits	Provide a safety net of protection against the financial catastrophes that can result from illness, disability or death.	Executive officers participate in the same plans as other employees, except that our medical insurance, dental insurance and vision insurance plans are provided to them at no cost.
Perquisites and severance benefits	Promote client development and fulfillment of business duties on an efficient and cost-effective basis; provide reasonable level of severance compensation in certain circumstances.	Designed to represent a small part of our overall compensation package.

Process for Determining Executive Compensation

Overview

Our Compensation Committee annually approves salary increases, targets for annual bonuses, the amounts of stock option and restricted stock awards and payouts of bonuses, in its discretion. In exercising its discretion, the committee considers our actual corporate performance compared to our corporate goals and actual individual performance compared to individual goals. The committee also ascribes weight to the Chief Executive Officer’s assessment of executive performance. In general, our Compensation Committee does not take into account amounts realizable from prior compensation when making future pay decisions.

Role of Executive Officers

Our Chief Executive Officer assists our Compensation Committee by annually developing the individual objectives and reviewing the performance of each of our executive officers (other than his own, which is reviewed by our Compensation Committee). Our Chief Executive Officer generally makes specific recommendations regarding salary adjustments and amounts of discretionary bonuses, if any, for each executive. Our Chief Executive Officer’s recommendations are then reviewed by our Compensation Committee. That review includes a rigorous assessment of our overall corporate performance and the performance of individual executives, and includes consideration of any factors that are relevant to corporate or executive performance. The committee then either approves our Chief Executive Officer’s recommendations or exercises its discretion by modifying any recommended salary adjustments and/or bonus payments to our executive officers. In exercising its discretion the committee may take into account the market data information discussed below.

Role of Compensation Consultants and Surveys

In setting executive compensation, our Compensation Committee generally considers, along with various other factors, the compensation paid to officers with similar responsibilities in similar companies. Our Compensation Committee does not retain a compensation consultant to assist in setting executive compensation. However, in order to improve its understanding of compensation practices at companies in our industry, our Compensation Committee does consider market data from a variety of sources, including the Radford Survey covering pharmaceutical and bio-technology companies having between 150 and 499 employees and between $50 million and $150 million in revenues. The committee does not use this data, or any customized subset thereof, to benchmark its compensation decisions. In 2012, after establishing compensation levels, it used this data to assess and confirm generally whether the nature and overall level of compensation paid to our executives, including the compensation packages provided to our newly hired executives, is reasonably sufficient to support our objectives of attracting and retaining talented executives. Our Compensation Committee did not attempt to align our overall compensation structure to any specific percentile of the companies whose data it reviewed.

Role of Corporate and Individual Performance

Our Compensation Committee believes that our success is dependent upon, and reflective of, the performance of our senior management team, including our executive officers. In an effort to appropriately incentivize our executives to achieve certain objectives, the committee approves various commercialization, development, clinical, regulatory, financial, operational and organizational goals. The process of setting performance goals begins with our Chief Executive Officer proposing our annual corporate goals. These are reviewed by our Compensation Committee and then modified as the committee believes is appropriate. Our Compensation Committee then recommends that our full Board provisionally adopt these corporate goals, subject to further review and adjustment throughout the year as necessary based on changing market and competitive conditions.

Once we have set our corporate goals, we establish individual goals for each of our executive officers. Our Chief Executive Officer’s individual goals are the same as our corporate goals. The individual goals for our other executive officers are set early in the first quarter of the calendar year and focus on contributions that will facilitate the achievement of our corporate goals. Each executive officer reviews our corporate goals and proposes individual goals that appropriately support our corporate goals, taking into account the executive’s functional responsibilities. These individual goals are approved by our Chief Executive Officer and then submitted to our Compensation Committee for discussion, revision and adoption.

Our Compensation Committee regularly tracks our progress towards our corporate and individual goals. As part of this process the Compensation Committee also assesses the continuing relevance of these goals, and may add to or revise these goals as necessary or appropriate based on emergent challenges and opportunities. Our Compensation Committee believes that if our focus changes due to market shifts or potential opportunities, our goals, on an individual and corporate basis, should be correspondingly adjusted to encourage our executive officers to position us to capitalize on such shifts and opportunities, rather than focusing on past goals that may or may not continue to enhance stockholder value. Any change in our corporate goals is subject to adoption by the full Board of Directors.

Goals may relate to objective financial metrics (such as the achievement of a certain level of sales), to objective non-financial achievements (such as the approval of a product for sale) or to qualitative performance (such as building and integrating a new process into our operational structure). We intend for goals to be achievable as the result of sustained focused effort on the part of the executive team, and it is our expectation that in normal circumstances executives will achieve substantially all of their individual goals, and as a result we will achieve substantially all of our corporate goals.

Corporate Performance

When making compensation decisions for our executive officers with respect to annual bonuses and equity awards, our Compensation Committee first assesses the level to which we have achieved our corporate goals. The assessment of the achievement of any corporate goal is in the discretion of our Compensation Committee, and may exceed 100%. In reaching an overall assessment of corporate performance, our Compensation Committee may choose to weight our corporate goals. The overall assessment may be expressed as a percentage of full goal achievement. The assessment takes into account any revisions to goals made throughout the year. The weighting of particular goals is a matter of committee discretion, though as a general rule the committee ascribes particular weight to goals related to financial performance. While total achievement of all corporate goals, as revised during the year, may not be expected, our Compensation Committee demands that management significantly advance our business objectives and the interests of stockholders throughout the year for the committee to consider it appropriate to base decisions regarding cash and equity incentive compensation on an overall assessment that we achieved our corporate goals at 100% or more.

Individual Performance

Having made an overall assessment of corporate performance, our Compensation Committee then assesses the level to which each of our executive officers achieved their individual goals. In assessing individual achievement, our Compensation Committee may choose to weight an individual’s goals, and the resulting assessment may be expressed as a percentage of full goal achievement.

In making compensation decisions for each individual executive officer, our Compensation Committee considers both the executive’s achievement of his individual goals and our achievement of our corporate goals. Because the goals of our Chief Executive Officer are the same as our corporate goals, the committee’s assessment of his individual achievement will normally be the same as the committee’s overall assessment of our corporate performance. In addition to assessing the Chief Executive Officer’s performance against operating goals, the Committee may take into account his strategic leadership and its impact on our company’s direction. In the case of other executive officers, the committee will exercise its discretion in balancing individual achievement and corporate performance when determining annual cash bonus and equity awards, as it deems appropriate.

Our Compensation Committee believes that it is not appropriate, for a company that is transforming its business, to have a rigid funding metric for executive bonus and equity awards. However, as a general matter, the committee believes that, in the absence of special circumstances, our pay-for-performance philosophy demands that actual annual bonus and equity awards made to our executive officers, as a group, should not reflect a level of achievement in excess of that reflected in the committee’s overall assessment of corporate performance. Our Compensation Committee believes that, at this time, this flexible but principled process is appropriate because it allows the committee to consider (i) goals established by the committee at the beginning of the year and goals communicated to our executive officers at any point throughout the year, (ii) the effects of unanticipated events and circumstances on our business or on a particular executive’s performance, and (iii) the performance of our executives in managing change, addressing emergent challenges and exploiting unexpected opportunities.

Our 2012 corporate and individual goals and their impact on our named executive officers’ compensation are discussed more fully below.

Impact of 2011 Say-on-Pay Vote on Executive Compensation

In approving the 2013 compensation of our named executive officers, our Compensation Committee considered the results of the advisory vote on executive compensation at the 2011 Annual Meeting of Stockholders. Over 99% of the votes cast on this “say-on-pay” proposal were voted in favor of approving, on an advisory basis, the compensation of our named executive officers. Our Compensation Committee believes these results affirm our stockholders’ support of our approach to executive compensation. Accordingly, our Compensation Committee did not adopt any changes to our executive compensation based on the results of the say-on-pay vote. Our Compensation Committee will continue to consider the outcome of say-on-pay proposals when making future compensation decisions for our named executive officers.

Executive Compensation in 2012

Base Salary

Our Compensation Committee has established base salaries for our named executive officers at levels that are intended to reflect the scope of their responsibilities and relevant backgrounds, training and experience. When establishing a named executive officer’s base salary, our Compensation Committee takes into account his seniority, his level of responsibility, the functional role of the position and compensation practices in the pharmaceutical industry and among public companies. The Compensation Committee reviews our named executive officers’ base salaries annually.

The following table shows annual base salaries in effect for 2011, 2012 and 2013 for each named executive officer, as well as the percentage increase from 2012 to 2013:

Executive	2011 Base Salary	2012 Base Salary	Percent Increase	2013 Base Salary
Craig A. Collard	$400,000	$400,000	12.5%	$450,000
Alastair McEwan(1)	N/A	$190,000	57.9%	$300,000
Kenneth R. McBean	$295,000	$295,000	2.0%	$300,900
Andrew K. W. Powell	$275,000	$280,500	N/A	$280,500
Joshua B. Franklin	$231,750	$233,864	2.0%	$238,541
Vincent T. Morgus	$285,000	$285,000	N/A	N/A

(1)	Mr. McEwan’s annual base salary was increased to $300,000 effective on September 15, 2013 in recognition of his additional responsibilities following the resignation of Mr. Powell and in connection with the proposed Chiesi Merger. In connection with his increase in base salary, we and Mr. McEwan agreed to terminate an arrangement under which Mr. McEwan was eligible to receive restricted stock awards following the closing of certain transactions. Mr. McEwan did not receive any such awards during 2012.

For 2012, our Compensation Committee decided not to award merit increases in base salary to our named executive officers, but made an adjustment to Mr. Powell’s base salary since it had been unchanged since his hiring in 2009. For 2013, we awarded merit increases of 2% to all of our named executives except for Mr. McEwan, who was hired in November 2012, and for Mr. Powell. We made a further increase to Mr. Collard’s salary for 2013 in order to reflect his strategic responsibilities and his importance to our company.

Annual Performance-Based Cash Incentive Compensation

Our current named executive officers are eligible for annual cash bonuses pursuant to the terms of their respective employment agreements. Annual bonuses are intended to link our strategic and corporate operating plans with individual performance, and to provide executive officers with incentives to achieve greater corporate performance by focusing on the attainment of specific goals.

Our Compensation Committee annually determines the target cash bonus for each named executive officer based on a percentage of such officer’s annual base salary. Although the employment agreements we have entered into with each of our named executive officers provide for target cash bonuses up to 50% for Mr. Collard, 40% for Mr. McBean and 35% for our other named executive officers, our Compensation Committee retains discretion to set the target cash bonuses for each named executive officer either above or below these levels. For 2012, our Compensation Committee set the target cash bonus for each of our named executive officers, other than Mr. Collard, at the maximum target level set forth in the executive’s respective employment agreement. In the case of Mr. Collard, the committee set the target cash bonus percentage at 75% of base salary to incentivize performance during 2012.

2012 Cash Bonus

When exercising its discretion in awarding cash bonuses for 2012, our Compensation Committee considered our achievement of our overall corporate goals and our named executive officers’ achievement of their individual goals. In part, our Compensation Committee used non-GAAP income from operations as one of the measures of our performance. The section titled “Reconciliation of Non-GAAP Financial Measures” on pages 66 through 68 of Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013 contains an explanation of how we calculate this measure and provides a reconciliation of this measure to the most directly comparable GAAP measure.

In addition, our Compensation Committee also used, in part, non-GAAP pre-tax income, which is calculated as GAAP income (loss) before income taxes adjusted for stock-based compensation expense, amortization and impairment of product rights, transaction-related expenses, acquisition adjustments related to inventory, our CARDENE I.V. charitable inventory donation, our RETAVASE inventory write-off, changes in acquisition-related contingent payments, and the gain on the divestiture of certain product rights, divided by the sum of the weighted-average number of common shares and dilutive common share equivalents outstanding during the year, as adjusted for the impact of the shares related to the convertible debt.

In reviewing all of our 2012 corporate goals, our Compensation Committee focused on the degree to which we were able to achieve our corporate goals, which included:

•	To achieve net revenue of at least $87.6 million;

•	To achieve non-GAAP income from operations of at least $11.8 million;

•	To achieve non-GAAP pre-tax income per share of $0.36;

•	To complete an accretive acquisition transaction with $50 million in annualized revenues that is expected to provide 20% net income per share growth;

•	To achieve development and approval milestones for certain products in our pipeline; and

•	To make certain organizational changes to enhance organizational alignment, efficiency and compliance.

Based on its review of our corporate performance, our Compensation Committee determined that we performed well in 2012 and over-achieved our financial goals and our acquisition goal, while achieving approval of only one of our products in development. Our Compensation Committee ultimately determined that 90% represented a reasonable estimate of the extent to which we had met our corporate goals for 2012 and was therefore an appropriate basis from which to make bonus determinations.

In making this estimate, our Compensation Committee considered all aspects of our corporate performance in 2012, focusing on the following key financial and non-financial results for the year:

•	Net revenues from all products were $116.1 million;

•	Non-GAAP income from operations was $30.0 million;

•	Non-GAAP pre-tax income per share was $0.91;

•

We completed the acquisition of EKR, the licensing of BETHKIS and the revision of our CUROSURF license in 2012 with the result that we estimate annual revenues will increase by more than $50 million and we believe we have a reasonable basis for double-digit net income per share growth in the future;

•	We achieved approval of our Hydrocodone Polistirex and Chlorpheniramine Polistirex Extended Release Suspension product, but failed to achieve approval of our LIXAR product candidate; and

•	We enhanced our organization through changes to our management, compliance and human resources development processes.

In reaching its final assessment that we achieved nearly all of our goals, our Compensation Committee applied a subjective approach, ascribing particular weight to our achievement of financial metrics and our success in completing strategic acquisitions. At the same time, however, our Compensation Committee also took note of the fact that our development projects failed to result in the approval of our LIXAR product.

In addition to considering our overall corporate performance, our Compensation Committee also took into account the achievement by our named executive officers of the following individual goals:

•

Craig Collard.    Mr. Collard’s goals were the same as our corporate goals and the committee took that into account when assessing his performance. At the same time, the committee considered that Mr. Collard’s exceptional leadership and the strategic development of our company more than offset the shortfall in the achievement of our corporate goals and the committee awarded him a cash bonus substantially in excess of his target.

•

Ken McBean.    Mr. McBean’s goals related to the management of our commercial functions and the integration of the EKR products into our portfolio. In determining Mr. McBean’s annual cash bonus award, the committee considered that our company exceeded our sales targets and integrated the EKR team into our existing hospital sales force.

•

Alastair McEwan.    Mr. McEwan’s goals related to the management of our finance and investor relations functions and the completion and integration of the EKR transaction. In determining Mr. McEwan’s annual cash bonus award, the committee considered that Mr. McEwan had only been with the company since November 2012.

•

Andrew Powell.    Mr. Powell’s goals related to the management of our legal function, the oversight of our governance and organizational processes, the execution of our acquisition transactions, and the enhancement of our intellectual property portfolio. In determining Mr. Powell’s annual cash bonus award, the committee considered that our corporate goals and the interests of our stockholders were significantly advanced in each of these areas.

•

Joshua Franklin.    Mr. Franklin’s goals related to the company’s business development efforts and the execution and integration of significant acquisition and licensing transactions. In determining Mr. Franklin’s annual cash bonus award the committee took note of the acquisition and timely integration of EKR, the licensing of BETHKIS and the revision of our CUROSURF license.

•

Vincent Morgus.    Mr. Morgus’s cash bonus award was determined at the time of his separation from the company and reflected the terms of the Separation Letter Agreement and General Release we entered into with him.

Our Compensation Committee’s assessment of each named executive officer’s achievement, based in part upon the recommendation of the Chief Executive Officer, was then weighed together with the committee’s overall assessment of our performance against our corporate goals. The committee, in its discretion, then made awards to each executive officer that it considered appropriately reflected their overall performance.

The following table illustrates our actual and target cash bonuses for 2012:

	2012 Target Bonus		2012 Actual Cash Bonus
Executive	Dollars	% of Base Salary	Dollars	% of Base Salary	% of Target
Craig A. Collard	$300,000	75%	$375,000	94%	125%
Kenneth R. McBean	$118,000	40%	$109,740	37%	93%
Alastair McEwan(1)	$11,084	35%	$10,308	5%	93%
Andrew K. W. Powell	$98,175	35%	$83,940	30%	86%
Joshua B. Franklin	$81,852	35%	$76,122	33%	93%

(1)	Mr. McEwan’s employment with us commenced on November 6, 2012. Under the terms of his executive employment agreement, his prorated target bonus for fiscal year 2012 was 5% of his annual base salary.

2013 Target Cash Bonus

Our Compensation Committee determined that it would keep annual cash bonus targets at 2012 levels, and for purposes of measuring performance and determining appropriate incentive awards it would follow a similar process to that followed in 2012.

Stock-Based Compensation

Background

Our named executive officers are generally awarded initial stock options and/or, in certain cases, restricted stock grants at the time of hire. Additionally, our Compensation Committee approves annual equity grants to our named executive officers based on level of responsibility and perceived overall contribution to the generation of stockholder value. The degree to which an individual achieved his goals for a particular year is factored into making the assessment of overall contribution, but the individual’s performance of non-goal specific activities may be taken into account. Although we do not measure ourselves against a specific benchmark, we believe that the annual aggregate value of awards (using the Black Scholes-Merton or equivalent valuation methodology) of equity to named executive officers reflects competitive levels for similar companies, as reflected in the third-party data that is available to our Compensation Committee.

We have granted certain named executive officers shares of restricted stock at the time of hire because we believe that in such circumstances restricted stock enables us to attract executive talent and is a powerful retention tool.

In 2012 we continued our practice of granting executive officers options to purchase common stock, with the intent to provide an incentive to build and sustain stockholder value over an extended period of time and align the interests of executives and stockholders by enabling our executives to participate in any increase in stockholder value resulting from their efforts.

Our Compensation Committee generally recommends annual equity awards at the committee meeting held in conjunction with the first meeting of the Board of Directors each year, and, if its recommendation is approved by our Board, such awards are normally effective on the date of ratification. We believe that this timing is appropriate as it provides sufficient time for a thorough review of corporate and individual performance during the preceding year, while also providing timely reinforcement for award recipients. Our Compensation Committee awards equity grants without regard to any scheduled or anticipated release of material information. We do not accelerate or delay equity grants in response to material information, nor do we delay the disclosure of information due to plans to make equity grants.

2012 Equity Awards

In February 2012, we made annual stock option awards to each of our then-serving named executive officers that had served in their positions for six months or more in 2011. In making these equity awards, our Compensation Committee considered our named executive officers’ achievements in 2011, including:

•	Craig Collard. Mr. Collard’s goals were the same as our corporate goals, so the committee assessed his performance in the same way that it assessed our overall performance in 2011.

•

Andrew Powell.    In determining Mr. Powell’s 2012 equity award, our Compensation Committee considered his performance relative to his 2011 personal goals, including the management of our disclosure and compliance functions, the reduction of our legal expenses, the completion of certain acquisition and divestiture transactions, the rationalization of our intellectual property portfolio and the adoption of governance and organizational processes appropriate for a company of our size and structure.

•

Joshua Franklin.    In determining Mr. Franklin’s 2012 equity award, our Compensation Committee considered his performance relative to his 2011 personal goals, including his role in defining our strategy and revitalizing our business development function, resulting in our identification of a number of potential transactions during the year.

•

Vincent Morgus.    In determining Mr. Morgus’s 2012 equity award, our Compensation Committee considered his performance relative to his 2011 personal goals, including the progress achieved by our finance and investor relations functions, the increase in opportunities identified by our business development function and our performance against our working capital goal.

In light of their consideration, our Compensation Committee approved, and our Board of Directors ratified, the following stock option grants to our named executive officers in 2012:

Executive	No. of Options
Craig A. Collard	95,000
Alastair McEwan(1)	—
Kenneth R. McBean(2)	—
Andrew K. W. Powell	50,000
Joshua B. Franklin	50,000
Vincent T. Morgus	45,000

(1)	Mr. McEwan’s employment with us commenced on November 6, 2012, and he was not awarded any stock options during 2012. Under the terms of his executive employment agreement, and in connection with his appointment as our Chief Financial Officer, he was granted 50,000 shares of restricted stock, of which 50% vests on the first two annual anniversaries of the grant date.

(2)	Mr. McBean’s employment with us commenced on September 6, 2011, and he was not awarded any stock options during 2012.

Each option award vests over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining 75% vesting in 36 equal monthly installments, subject to the named executive officer’s continued employment with us.

2013 Equity Awards

In March 2013, our Compensation Committee, in the exercise of its discretion to make executive equity awards, conducted the same analysis of corporate and individual performance as it conducted in determining the level of 2012 cash bonuses (see “Annual Performance-Based Cash Incentive Compensation” above). The committee additionally conducted an extensive analysis of the relative merits of stock options versus restricted stock as tools to attract, motivate and retain executives. This analysis took account of the capital structure and share ownership of our company, as well as other circumstances that might influence the value and utility of these instruments. As a result of its analysis, the committee concluded, and the Board approved, that making equity awards in restricted stock would be the most effective equity instrument to attract, retain and incentivize our named executive officers.

As a result of this conclusion, and taking into account the annual equity award targets set forth in certain of the named executive officers’ employment agreements, and the strategic importance of each executive’s contribution to the future of our company, we made the following restricted stock awards to our named executive officers in March 2013:

Executive	No. of Restricted Shares
Craig A. Collard	45,000
Kenneth R. McBean	40,000
Andrew K. W. Powell	21,375
Joshua B. Franklin	25,000

Each restricted stock award vests over four years, with 25% vesting on each annual anniversary of the grant date, subject to the executive’s continued employment with us. All awards granted to Mr. Powell in March 2013 were forfeited in connection with his resignation on August 30, 2013.

Stock Ownership and Retention Guidelines

Although we encourage our executive officers and directors to hold stock in our company to better align their interests with those of our stockholders, we do not currently have in place any formal stock ownership or retention guidelines. However, we provide equity awards to each of our executive officers and directors, and each of these equity awards contains vesting provisions that prevent such persons from disposing of these shares until these conditions are satisfied. In addition, our insider trading policy prohibits our executive officers and directors, as well as certain of their family members and all entities controlled by them, from engaging in short sales of our securities or puts and purchases or sales of puts or calls for speculative purposes. We believe that these provisions are currently sufficient to promote equity ownership in our company by our executive officers and directors and to help align their interests with those of our stockholders.

Other Elements of Compensation

We primarily compensate our named executive officers through base salaries, annual bonuses and annual equity grants. In addition, our Compensation Committee has determined that it is appropriate to provide our named executive officers the same broad-based benefits as our other employees, a limited amount of perquisites and certain protections in the event of the termination of the named executive officer’s employment with us and/or in connection with a change in control.

Broad-based benefits

Our named executive officers, like other employees, are entitled to participate in our employee benefit plans, including medical insurance, dental insurance, vision insurance, life insurance, long-term disability insurance and a 401(k) savings plan, including company matching contributions. In addition, our named executive officers, unlike other employees, are not required to make any payments or other contributions to participate in our medical insurance, dental insurance or vision insurance plans. Our Compensation Committee has determined that it is appropriate to provide medical, dental and vision insurance at no cost to our named executive officers as part of our compensation package to help us attract and retain superior talent and to encourage our named executive officers to utilize these programs.

Perquisites

We have provided limited perquisites to our named executive officers as a means of providing additional compensation to them, through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. During 2012, these perquisites included the use of company cars or automobile allowances, and in the case of Mr. Collard, country club memberships. Because our Compensation Committee has determined that the payment of perquisites generally does not fit our pay-for-performance model, it only represents a relatively small part of our overall compensation package. Accordingly, our Compensation Committee only approves the payment of perquisites in limited circumstances. Our Compensation Committee periodically reviews these arrangements to ensure they continue to fulfill our business needs. In 2013, for instance, we intend to discontinue the practice of providing automobile allowances and will make corresponding adjustments to the salaries of our named executive officers to reflect this change.

Executive Employment Agreements

We have entered into employment agreements with each of our named executive officers. The form of these agreements was negotiated in connection with our transaction with Chiesi. In light of the competitive industry in which we operate, combined with our majority ownership by Chiesi, our Compensation Committee believes that these employment agreements are necessary for us to attract and retain the talent necessary to lead our company. We also believe that our executive employment agreements help focus our executive officers on performance and enhancing stockholder value.

Our executive employment agreements provide benefits in connection with certain terminations of employment and certain changes of control. These provisions are discussed more fully in “Potential Payments Upon Termination and Change in Control — Employment Agreements” below. In general, if we terminate a named executive officer “without cause,” or if the named executive officer resigns with “good reason,” the officer is entitled to cash severance, continuation of healthcare benefits and acceleration of vesting of his outstanding equity awards by one year. If such without cause or good reason termination occurs three months before or three months after a “change of control,” the executive officer’s equity will become 100% vested.

In addition, if we experience a change of control, we provide our named executive officers with immediate acceleration of their equity. We believe that accelerating the vesting of outstanding equity awards is appropriate because, depending on the structure of the transaction, the continuation of such awards may unnecessarily complicate a potentially beneficial transaction. It may not be possible to replace these awards with comparable awards of the acquiring company’s stock, and we believe that it would not be fair to our executives to lose the benefit of these outstanding awards. The acceleration of such awards may allow the executive to exercise the awards and possibly participate in the change in control transaction for the shares received. We believe that our change of control benefits promote the stability and retention of our named executive officers in the event of a potential change of control and assist them in being able to react neutrally and not be influenced by personal financial concerns. In addition, the acceleration of vesting aligns the interests of executives in a potential change of control transaction with those of our stockholders, by motivating them to work towards the completion of the transaction.

Tax and Accounting Considerations

Tax Deductibility of Compensation Expense

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a publicly held corporation such as ours will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to our named executive officers to the extent that compensation paid to a particular officer is not “performance-based” and exceeds $1 million in any fiscal year. However, qualifying performance-based compensation, including compensation attributable to the issuance or exercise of equity incentives, such as nonstatutory stock options, will not be subject to the deductibility limitation if certain conditions are met.

The base salaries, cash bonuses and certain equity incentive components of our executive compensation program (e.g., any service-based restricted stock awards that we make) generally do not constitute qualifying performance-based compensation for purposes of Section 162(m). However, given that the annual non-performance-based compensation of our named executive officers is below $1 million per year, Section 162(m) does not have a significant impact on our Compensation Committee’s executive compensation decisions.

Accounting Considerations

Our Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and bonuses as expenses in the amount paid or to be paid to our named executive officers. Accounting rules also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with GAAP. Under GAAP, stock-based compensation expense is measured at the grant date based on the fair value of the award and is generally recognized on a straight-line basis over the vesting period. Our Compensation Committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with it.

Executive Incentive Compensation Recovery (“Clawback”) Policy

Our Board of Directors adopted an Executive Incentive Compensation Recovery (“Clawback”) Policy, effective as of March 2, 2011, pursuant to which, in the event that noncompliance with applicable financial reporting requirements results in a material restatement of our financial statements, we will have the right to recover from an executive officer any portion of cash or equity incentive compensation awards granted after January 1, 2011 in excess of what should have been paid or awarded. We will implement this policy in accordance with the rules of the SEC, as they are promulgated.

Risk Management

Our Compensation Committee endeavors to design our compensation programs to help ensure that these programs do not encourage our executive officers to take unnecessary and excessive risks that could harm our long-term value. We believe that the following components of our executive compensation program, which are discussed more fully below, discourage our executive officers from taking unnecessary or excessive risks:

•	Base salaries and benefits are sufficiently competitive and not subject to performance risk.

•	Individual and corporate goals for our executive officers are generally designed to be achievable with sustained and focused effort.

•

Equity awards begin vesting no earlier than one year from the date of grant and incentivize our executive officers to take steps designed to increase our share price, thus aligning our executives’ interests with the interests of our stockholders.

•

Our clawback policy allows us to seek recovery of certain compensation from our executive officers in the event of accounting restatement caused by our material noncompliance with applicable financial reporting requirements.

Our Compensation Committee annually reviews our executive compensation programs to ensure that they do not encourage excess risk-taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the company’s Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

COMPENSATION COMMITTEE

Michael Heffernan (Chair)

Jim Harper

Laura Shawver

Compensation Program Risk Assessment

During 2012, we conducted a risk assessment of our compensation policies and practices for all of our employees (not just our executive officers). Based on this review, we concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. Our risk assessment included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout (e.g., bonus plans and sales commissions), with the ability of a participant to directly affect payout and the controls on participant action and payout. As part of our review, we specifically noted the following factors that reduce the likelihood that excessive risk taking would have a material adverse effect on us: (i) a strong internal control structure, (ii) payment to our employees of competitive base salaries and benefits that are not subject to performance risk, (iii) performance bonuses that are not based on preset formulas but are in the discretion of our Compensation Committee and (iv) short-term incentive compensation that is counterbalanced with long-term incentive compensation.

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2012, 2011 and 2010 regarding the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Craig A. Collard	2012	400,000	375,000	—	347,311	127,430	(3)	1,249,741
Chief Executive Officer	2011	400,000	285,000	—	323,456	95,047		1,103,503
	2010	400,000	285,000	—	683,280	100,793		1,469,073
Alastair McEwan	2012	24,846	10,308	242,500	—	1,549	(4)	279,203
Chief Financial Officer
Kenneth R. McBean	2012	295,000	109,740	—	—	68,540	(5)	473,280
President	2011	85,711	38,940	356,000	340,013	14,331		834,995
Andrew K. W. Powell	2012	280,500	83,940	—	182,795	35,758	(6)	582,993
Former Executive Vice President, General Counsel and Secretary	2011	275,000	96,250	—	170,240	14,788		556,278
	2010	275,000	112,292	—	—	26,806		414,098
Joshua B. Franklin	2012	233,864	76,122	—	182,795	39,686	(7)	532,467
Vice President, Strategy and Business Development

Vincent T. Morgus	2012	249,027	74,812	—	164,516	103,626	(8)	591,981
Former Executive Vice President, Finance and Chief Financial Officer	2011	256,500	89,775	323,400	266,420	19,613		955,708

(1)	Annual bonuses for 2012 reflected in this column are described in the section “Compensation Discussion and Analysis — Annual Performance-Based Cash Incentive Compensation.”

(2)	The amounts in these columns reflect the aggregate grant date fair value of awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our stock and option awards are set forth in Note 9 to our 2012 Consolidated Financial Statements and in the Critical Accounting Policies and Estimates section of our Management’s Discussion and Analysis, each of which is included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

(3)	Represents $34,232 in automobile related payments for company car for personal use, $39,555 in country club membership payments, $18,197 in additional payments for employee benefits and $35,446 for tax gross-ups.

(4)	Represents $1,549 in additional payments for employee benefits.

(5)	Represents $31,563 in automobile related payments, $1,236 in country club membership payments, $7,114 in matching contributions to the 401(k) plan, $17,771 in additional payments for employee benefits and $10,856 for tax gross-ups.

(6)	Represents $10,282 in automobile related payments, $7,057 in matching contributions to the 401(k) plan, $18,382 in additional payments for employee benefits and $37 for tax gross-ups.

(7)	Represents $13,063 in automobile related payments, $7,851 in matching contributions to the 401(k) plan, $17,398 in additional payments for employee benefits and $1,374 for tax gross-ups.

(8)	Represents $9,097 in automobile related payments, $8,500 in matching contributions to the 401(k) plan, $17,649 in additional payments for employee benefits, $67,779 in severance and $601 for tax gross-ups.

Grants of Plan-Based Awards in Fiscal 2012

The table below summarizes the material terms of each equity award made to our named executive officers during the fiscal year ended December 31, 2012:

		Option Awards		Stock Awards
Name	Grant Date	Number of Securities Underlying Options(1)	Option Exercise Price	Number of Shares of Stock Awarded(2)	Grant Date Fair Value
Craig A. Collard	2/29/2012	95,000	$5.74	—	$347,311
Alastair McEwan	11/6/2012	—	—	50,000	$242,500
Kenneth R. McBean	—	—	—	—	—
Andrew K. W. Powell(3)	2/29/2012	50,000	$5.74	—	$182,795
Joshua B. Franklin	2/29/2012	50,000	$5.74	—	$182,795
Vincent T. Morgus(4)	2/29/2012	45,000	$5.74	—	$164,516

(1)	The option awards reflected in these columns will vest 25% on the first anniversary of the date of the grant and approximately 2.08% monthly thereafter. The options expire 10 years from the grant date.

(2)	The vesting schedule for this restricted stock award is 50% on the first two anniversaries of the grant date.

(3)	Effective August 31, 2013, 32,292 of Mr. Powell’s option awards were forfeited upon his resignation.

(4)	Effective October 19, 2012, 27,187 of Mr. Morgus’s option awards were forfeited upon his termination.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth information regarding unexercised stock options and restricted stock that has not vested for each of our named executive officers outstanding as of December 31, 2012.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Craig A. Collard	1/17/06	11,904	—	$0.43	8/1/2015
	3/16/07	238,083	—	$1.77	3/16/2017
	10/31/08	35,712	—	$3.90	10/31/2018
	5/28/09	44,791	5,209	$7.09	5/27/2019
	3/3/10	137,500	62,500	$5.26	3/2/2020
	3/2/11	41,562	53,438	$5.25	3/1/2021
	2/29/12	—	95,000	$5.74	2/27/2022
Alastair McEwan	11/6/12					50,000	(3)	236,500
Kenneth R. McBean	9/6/11	23,437	51,563	$7.12	9/5/2021
	9/6/11					34,350	(4)	162,476
Andrew K. W. Powell	3/2/11	21,875	28,125	$5.25	3/1/2021
	2/29/12	—	50,000	$5.74	2/27/2022
	10/30/09					27,060	(5)	127,994

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Joshua B. Franklin	5/28/09	22,395	2,605	$7.09	5/27/2019
	7/28/09	42,708	7,292	$9.30	7/27/2019
	3/3/10	24,062	10,938	$5.26	3/2/2020
	3/2/11	10,937	14,063	$5.25	3/1/2021
	2/29/12	—	50,000	$5.74	2/27/2022
	5/28/09					12,500	(6)	59,125
Vincent T. Morgus	2/1/11	46,665	—	$5.88	1/31/2021
	2/29/12	17,813	—	$5.74	2/27/2022

(1)	Option awards granted on or before October 31, 2008 were fully vested as of December 31, 2010. Option awards granted on or after May 28, 2009 vest 25% on the first anniversary of the date of the grant and approximately 2.08% monthly thereafter.

(2)	All option awards are granted with exercise prices equal to the fair market value of our common stock on the grant date. The option awards granted by Cornerstone BioPharma prior to our merger with Cornerstone BioPharma were based on Cornerstone BioPharma’s per share fair market value as determined by Cornerstone BioPharma’s Board of Directors. The option awards Cornerstone BioPharma granted on the date of our merger with Cornerstone BioPharma were based on the closing price per share of our common stock reported by NASDAQ. Following our merger with Cornerstone BioPharma, the exercise prices of all option awards we have granted equal the closing price per share of our common stock reported by NASDAQ on the grant date.

(3)	The vesting schedule for this restricted stock award is 50% on each of the first two anniversaries of the grant date. The grant date for the award was November 6, 2012.

(4)	The vesting schedule for this restricted stock award is 25% on each of the first anniversary of the grant date and approximately 6.3% on a day to be randomly determined in each of the next 11 calendar quarters (provided that in no event shall the days so chosen in two consecutive quarters be less than 60 days apart from each other). The grant date for the award was September 6, 2011.

(5)	The vesting schedule for this restricted stock award is 25% on each of the first anniversary of the grant date and approximately 6.3% on a day to be randomly determined in each of the next 11 calendar quarters (provided that in no event shall the days so chosen in two consecutive quarters be less than 60 days apart from each other). The grant date for the award was October 30, 2009.

(6)	The vesting schedule for this restricted stock award is 25% on each of the first four anniversaries of the grant date. The grant date for the award was May 28, 2009.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig A. Collard	—	—	—	—
Alastair McEwan	—	—	—	—
Kenneth R. McBean	—	—	15,650	94,028
Andrew K. W. Powell	—	—	27,720	157,727
Joshua B. Franklin	—	—	12,500	63,000
Vincent T. Morgus	—	—	55,000	303,211

Potential Payments Upon Termination and Change in Control

This section describes the circumstances that would trigger payments and benefits and quantifies the estimated amount of these payments and benefits in different scenarios. If a triggering event were to occur, the actual payments and benefits would likely be different from those presented here since the actual payments and benefits can only be determined at the time the relevant triggering event actually occurs. Because the following discussion only provides a general discussion of the circumstances that could trigger payments or benefits, the amounts reflected below do not specifically contemplate the proposed Chiesi Merger. Change of control payments and benefits that may be made to our named executive officers in connection with the proposed Chiesi Merger will be described in a future proxy statement relating to the special meeting where our stockholders will be asked to approve the proposed merger.

Employment Agreements

We have entered into employment agreements with each of our named executive officers that provide that each of our named executive officers is (or was) entitled to minimum annual base salary; consideration for a discretionary target annual bonus specified as a percentage of the executive officer’s base salary; car allowance or reimbursement (except Mr. McEwan); certain health, retirement and other benefits; and severance. The discretionary target annual bonus amounts are (or were) 50% for Mr. Collard, 40% for Mr. McBean and 35% for our other named executive officers. In addition, the employment agreement for Mr. Franklin provides for target annual awards of options to purchase 50,000 shares of our common stock, in the discretion of the Compensation Committee, in each of 2010, 2011 and 2012. Effective August 30, 2013, Mr. Powell resigned and ceased serving as our Executive Vice President, General Counsel and Secretary.

Each of the employment agreements with our named executive officers provides (or provided) that the named executive officer may not compete with us during the term of his employment and, if his employment is terminated, for certain periods following termination. For Mr. Collard, the noncompetition period continues for (i) one and a half years following a termination without Cause or for Good Reason and not during a Change of Control Period, (ii) two years following a termination without Cause or for Good Reason during a Change of Control Period and (iii) one year following a termination under any other circumstances. The noncompetition period for each of our other named executive officers extends for one year following termination in all circumstances.

The employment agreements also prohibit each of our named executive officers from soliciting, among others, our employees and customers during the term of his employment and for one year following the termination of his employment. Each employment agreement also contains customary provisions relating to confidentiality, proprietary information and non-disparagement. Additionally, the employment agreements provide that upon a Change of Control 100% of the named executive officer’s unvested stock options and restricted stock vest, regardless of whether his employment is terminated (except Mr. McEwan’s).

With respect to our named executive officers, except Mr. McEwan, if we terminate such executive officer’s employment without Cause or if the executive officer terminates his employment for Good Reason and such termination is not during a Change of Control Period, and if the executive officer executes a release and settlement agreement in a form acceptable to us, he will be entitled to:

•	a lump sum payment equal to one times (1.5 times in the case of Mr. Collard) his annualized base salary;

•	continuation of benefits for the shorter of 12 months or until he is eligible for other employer-sponsored health coverage;

•	a lump sum payment in an amount equal to a pro rata payment of his target cash bonus; and

•	accelerated vesting of all of his outstanding unvested stock options and restricted stock by one year.

With respect to Mr. Morgus and Mr. McBean, however, if we had provided notice of termination without Cause prior to the first anniversary of the effective date of the executive’s employment agreement, the above provisions would have been inapplicable.

With respect to Mr. McEwan, however, if we terminate his employment without Cause or he terminates his employment for Good Reason, without regard to our company being in a Change of Control Period, he will be entitled to:

•	a lump sum payment in an amount equal to a pro rata payment of his target cash bonus; and

•	accelerated vesting of all of his outstanding unvested stock options and restricted stock.

If we terminate a named executive officer’s (other than Mr. McEwan’s) employment without Cause or if the named executive officer terminates his employment for Good Reason and such termination is during a Change in Control Period, and if the named executive officer executes a release and settlement agreement in a form acceptable to us, he will be entitled to:

•	a lump sum payment equal to one times his annualized base salary (two times his highest annualized base salary during the three-year period prior to the Change in Control in the case of Mr. Collard);

•	continuation of benefits for the shorter of 12 months (24 months in the case of Mr. Collard) or until he is eligible for other employer-sponsored health coverage;

•	a lump sum payment in an amount equal to a pro rata payment of his target cash bonus (the annual bonus paid or payable for the most recently completed fiscal year in the case of Mr. Collard); and

•	accelerated vesting of 100% of his outstanding unvested stock options and restricted stock.

If Mr. Collard’s employment is terminated due to his death, then his estate will receive a lump sum payment in an amount equal to a pro rata payment of the annual cash bonus, if any, paid to him in the year prior to his death. For all other named executive officers, if terminated due to their death, the named executive officer’s estate will receive a lump sum payment in an amount equal to a pro rata payment of the annual cash bonus for which such named executive officer would have been eligible.

Upon termination of Mr. Collard’s employment, we will pay or reimburse Mr. Collard for the balance of the remaining lease payments on the vehicle provided by us for his use, and will assign and transfer title and other appropriate evidence of ownership of the vehicle to him in exchange for $100.

For purposes of each of the employment agreements with our named executive officers, the applicable terms below have the following meanings:

“Cause” means:

•	use of alcohol or narcotics which proximately results in the willful material breach or habitual willful neglect of duties;

•	criminal conviction of fraud, embezzlement, misappropriation of assets, or conviction of any felony or certain other serious crimes, but in no event traffic or similar violations;

•

any act constituting willful misconduct which is materially detrimental to our best interests, including but not limited to misappropriation of, or intentional damage to, our funds, property or business;

•	a material violation of our policies, including but not limited to violations of our policies prohibiting harassment or discrimination; or

•	willful breach of the employment agreement, if such willful breach is not cured within thirty (30) days after our written notice thereof specifying the nature of such willful material breach.

“Good Reason” means:

•	a material reduction in the annual base compensation (but exclusive of any target cash bonus, annual equity award or other similar cash bonus or equity plans for this purpose);

•	relocation of the place of business at which the named executive officer is principally located to a location that is greater than thirty (30) miles from its current location;

•	our failure to comply with a material term of the named executive officer’s employment agreement; or

•

a material reduction in the named executive officer’s level of responsibility to that which is not consistent with the position held by the named executive officer, and with respect to Mr. McEwan, a change in his reporting relationship.

In addition, Mr. Morgus’s executive employment agreement provided, and Mr. McBean’s executive employment agreement provides, that “Good Reason” exists if (i) our shares cease to be publicly traded at a time when Chiesi and its affiliates do not own at least 50% of our outstanding shares or (ii) our shares are delisted from or by NASDAQ at a time when Chiesi and its affiliates do not own at least 50% of our outstanding shares.

“Change of Control” means:

•

an acquisition of beneficial ownership of our capital stock by any one person or group if, following such acquisition, such person or group has 50% or more of the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors;

•

such time as the Continuing Directors (as defined below) do not constitute a majority of our Board of Directors, where the term “Continuing Director” means at any date a member of the Board of Directors (i) who was a member of the Board of Directors on the date of the initial adoption of the Employment Agreement by the Board of Directors or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from clause (i) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of Directors;

•

the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving us or a sale or other disposition of all or substantially all of our assets unless, immediately following such transaction (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction in substantially the same proportions as their ownership of the outstanding voting securities immediately prior to such transaction and (ii) no person beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such transaction); or

•	our liquidation or dissolution.

In the case of Mr. Morgus and Mr. McBean, any change in ownership of our outstanding capital stock that results from the acquisition of additional shares by Chiesi or any of its affiliates (including any “going private” transaction whereby Chiesi would acquire all of our outstanding capital stock not then owned by them), or changes in Board composition resulting from the exercise by Chiesi and its affiliates of voting power as majority stockholder(s) of our company, shall not constitute a “Change of Control” within the context of their respective agreements.

“Change of Control Period” means the period from three (3) months before until three (3) months after the date on which a Change of Control occurs.

Payments Upon Termination or Change of Control

The following table summarizes the estimated amounts payable to each named executive officer, other than Messrs. Morgus and Powell, in the event of a termination of employment or change of control, or both. These estimates are based on the assumption that the various triggering events occurred on December 31, 2012, the last business day of fiscal 2012, when the closing price of the company’s stock was $4.73.

Name	Triggering Event	Severance	Bonus	Equity	Health(1)	Other(2)	Total
Craig A. Collard	Voluntary/For Cause/Disability	$—	$—	$—	$—	$—	$—
	Death	$—	$300,000	$—	$—	$—	$300,000
	Without Cause/For Good Reason (not in Change of Control Period)	$600,000	$300,000	$—	$18,659	$26,899	$945,558
	Without Cause/For Good Reason (in Change of Control Period)	$800,000	$375,000	$—	$37,318	$29,635	$1,241,953
	Change of Control (no termination)	$—	$—	$—	$—	$—	$—

Alastair McEwan	Voluntary/For Cause/Disability	$—	$—	$—	$—	$—	$—
	Death	$—	$16,625	$—	$—	$—	$16,625
	Without Cause/For Good Reason	$—	$16,625	$236,500	$—	$—	$253,125
	Change of Control (no termination)	$—	$—	$—	$—	$—	$—

Kenneth R. McBean	Voluntary/For Cause/Disability	$—	$—	$—	$—	$—	$—
	Death	$—	$118,000	$—	$—	$—	$118,000
	Without Cause/For Good Reason (not in Change of Control Period)	$295,000	$118,000	$59,598	$18,659	$2,018	$493,275
	Without Cause/For Good Reason (in Change of Control Period)	$295,000	$118,000	$162,476	$18,659	$2,018	$596,153
	Change of Control (no termination)	$—	$—	$162,476	$—	$—	$162,476

Joshua B. Franklin	Voluntary/For Cause/Disability	$—	$—	$—	$—	$—	$—
	Death	$—	$81,113	$—	$—	$—	$81,113
	Without Cause/For Good Reason (not in Change of Control Period)	$233,864	$81,113	$59,125	$18,659	$1,600	$394,361
	Without Cause/For Good Reason (in Change of Control Period)	$233,864	$81,113	$59,125	$18,659	$1,600	$394,361
	Change of Control (no termination)	$—	$—	$59,125	$—	$—	$59,125

(1)	Represents the cost of healthcare continuation that we would pay during the severance period. Amounts are based on the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended, or COBRA. The expenses are based on the coverage and premium rates in force on December 31, 2012.

(2)	Represents life and disability insurance premiums for 12 months for each named executive officer, except Mr. McEwan and that in the case of Mr. Collard, it represents life and disability insurance premiums for 24 months if terminated without cause or for good reason during a change of control period. In addition, Mr. Collard’s amount includes $24,262 representing the balance of the remaining lease payments on the vehicle provided by us for his use.

In October 2012, Mr. Morgus was terminated. In connection with the termination of his employment, Mr. Morgus received the following severance benefits: (i) a lump sum payment of $285,000, being an amount equal to one times his annual base salary and $74,812, being a pro rata portion of his target cash bonus for 2012, provided, however, that the amount of the lump sum payment was reduced by (a) the value of his 20,460 shares of remaining unvested restricted stock and (b) the amount of withholding tax paid by the company with respect to the vesting of all of his previously unvested 34,320 shares of restricted stock; (ii) monthly payments in the amount of 100% of the monthly COBRA premiums for continued health and dental coverage for him and his dependents and 100% of the amount of the monthly premiums paid by our company for life insurance and disability insurance for him until the earlier of one year after his last day of employment or the last day of the first month when he is eligible for other employer-sponsored health coverage; and (iii) accelerated vesting of his 35,312 outstanding unvested stock options and 13,860 shares of restricted stock that would have vested on or before October 19, 2013.

Effective August 30, 2013, Mr. Powell resigned and ceased serving as our Executive Vice President, General Counsel and Secretary. In connection with his voluntary resignation, Mr. Powell did not receive any severance benefits, consistent with the terms of his employment agreement.

Director Compensation

We use fees and option awards to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider both the significant amount of time directors expend in fulfilling their duties to us and the skill level required to be a director.

Director Compensation for Fiscal 2012

The table below summarizes the compensation we paid our directors for the fiscal year ended December 31, 2012.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Alessandro Chiesi(3)	26,000	48,756	74,756
Christopher Codeanne(4)	55,000	48,756	103,756
Michael Enright(4)	50,000	48,756	98,756
Anton Giorgio Failla(5)	45,000	48,756	93,756
James Harper(6)	48,750	20,315	69,065
Michael Heffernan(7)	52,500	48,756	101,256
Laura Shawver(8)	21,500	68,902	90,402
Robert Stephan(5)	45,000	48,756	93,756
Marco Vecchia(9)	45,000	48,756	93,756

(1)	Craig A. Collard, our Chief Executive Officer, is a director but receives no additional compensation for his services as a director. The compensation received by Mr. Collard as our President (through September) and Chief Executive Officer in 2012 is shown in the Summary Compensation Table.

(2)	The amounts in this column reflect the aggregate grant date fair value of stock option awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our option awards are set forth in Note 9 to our 2012 Consolidated Financial Statements and in the Critical Accounting Policies and Estimates section of our Management’s Discussion and Analysis, each of which is included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

(3)	Option awards consist of one grant for 15,000 shares made on May 22, 2012 with a grant date fair value of $48,756. No option awards have been forfeited and there were 30,000 aggregate shares underlying outstanding option awards as of December 31, 2012. Effective June 6, 2012, Mr. Chiesi resigned from the Board of Directors. His outstanding option awards expired unexercised on March 6, 2013.

(4)	Option awards consist of one grant for 15,000 shares made on May 22, 2012 with a grant date fair value of $48,756. No option awards have been forfeited and there were 60,833 aggregate shares underlying outstanding option awards as of December 31, 2012.

(5)	Option awards consist of one grant for 15,000 shares made on May 22, 2012 with a grant date fair value of $48,756. No option awards have been forfeited and there were 52,500 aggregate shares underlying outstanding option awards as of December 31, 2012.

(6)	Option awards consist of one grant for 6,250 shares made on May 22, 2012 with a grant date fair value of $20,315. No option awards have been forfeited and there were 26,250 aggregate shares underlying outstanding option awards as of December 31, 2012.

(7)	Option awards consist of one grant for 15,000 shares made on May 22, 2012 with a grant date fair value of $48,756. No option awards have been forfeited and there were 64,404 aggregate shares underlying outstanding option awards as of December 31, 2012.

(8)	Option awards consist of one grant for 20,000 shares made on June 6, 2012 with a grant date fair value of $68,902. No option awards have been forfeited and there were 20,000 aggregate shares underlying outstanding option awards as of December 31, 2012.

(9)	Option awards consist of one grant for 15,000 shares made on June 6, 2012 with a grant date fair value of $48,756. No option awards have been forfeited and there were 45,000 aggregate shares underlying outstanding option awards as of December 31, 2012.

Our Board of Directors has approved a Non-Employee Director Compensation and Reimbursement Policy, or the Director Compensation Policy, which applies to all non-employee directors, with effect from their date of election or appointment. The Director Compensation Policy provides that each non-employee member of our Board of Directors is eligible to receive the following:

•	A $30,000 annual retainer, payable in installments of $7,500 quarterly in arrears; and

•	Up to an annual aggregate maximum of $15,000 for attendance fees for the following:

¿	$2,000 for each meeting of the Board of Directors that the director attends in person;

¿	$1,000 for each meeting of any standing board committee on which the director serves that the director attends in person;

¿	$1,000 for each meeting of the Board of Directors that the director attends by teleconference; and

¿	$500 for each meeting of any standing board committee on which the director serves that the director attends by teleconference.

The annual fee for the lead independent director, if any, is $10,000, the annual fee for the chair of the Audit Committee is $10,000, the annual fee for the chair of the Compensation Committee is $7,500, and the annual fee for the chair of the Nominating and Corporate Governance Committee is $5,000.

Under the Director Compensation Policy, each non-employee director will receive an option to purchase up to 20,000 shares of our common stock upon his or her initial election to our Board of Directors and an option to purchase up to 15,000 shares of our common stock at each year’s annual meeting after which he or she continues to serve as a director. The shares subject to options granted upon initial election will become exercisable in 36 equal monthly installments beginning one month from the date of grant, and the shares subject to options granted upon re-election will become exercisable in 12 equal monthly installments beginning one month from the date of grant.

We reimburse each non-employee director for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. We pay all reasonable expenses related to continuing director education. However, we pay only a pro rata portion of education expenses for our non-employee directors who serve on any additional public company boards.

In addition, each member of the Special Committee will receive an initial fee of $25,000 and a $5,000 monthly fee commencing on March 1, 2013 and ending on the earlier of the completion of the Chiesi Merger or the date on which the Board of Directors disbands the committee. The chair of the Special Committee will receive an initial of $35,000 and a $7,500 monthly fee.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2012 regarding securities authorized for issuance under our equity compensation plans, consisting of our 2004 Stock Incentive Plan, our 2003 Stock Incentive Plan, the 2005 Cornerstone BioPharma Holdings, Inc. Stock Incentive Plan, or the 2005 Stock Incentive Plan, and the Cornerstone BioPharma Holdings, Inc. 2005 Stock Option Plan, or the 2005 Stock Option Plan. All of our equity compensation plans were approved by our stockholders, except that the 2005 Stock Incentive Plan and the 2005 Stock Option Plan were approved by Cornerstone BioPharma’s stockholders prior to the Merger. In connection with the Merger, we assumed each outstanding option, whether vested or unvested, to purchase Cornerstone BioPharma’s common stock, and these options became options to purchase our common stock. We assumed the 2005 Stock Incentive Plan and the 2005 Stock Option Plan on the same terms and conditions as were applicable under those plans immediately prior to the effective time of Merger.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1) (c)
Equity compensation plans approved by stockholders	2,448,354	$5.26	801,361
Equity compensation plans not approved by stockholders	—	—	—

Total	2,448,354	$5.26	801,361

(1)	In addition to being available for future issuance upon exercise of stock options that may be granted after December 31, 2012, our 2004 Stock Incentive Plan provides for the issuance of restricted stock awards and other stock-based awards.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors consists of Mr. Heffernan, Mr. Harper and Dr. Shawver. Mr. Codeanne and Mr. Enright also served on the Compensation Committee during fiscal 2012. Mr. Heffernan is the chairman of the Compensation Committee. No member of the Compensation Committee was at any time during the fiscal year ended December 31, 2012, or formerly, an officer or employee of Cornerstone Therapeutics or any subsidiary of Cornerstone Therapeutics, nor has any member of the Compensation Committee had any relationship with us during the fiscal year ended December 31, 2012 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee.

OTHER MATTERS

Our Board of Directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as determined by a majority of our Board of Directors.

SOLICITATION OF PROXIES

We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s). A proxy may also be revoked by a stockholder if the stockholder attends the meeting and votes in person, timely submits another signed proxy card bearing a later date or timely submits new voting instructions over the Internet.

STOCKHOLDER PROPOSALS

In order to be included in the proxy materials for our 2014 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Cornerstone Therapeutics Inc., Attn: Corporate Secretary, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, no later than June 5, 2014. However, if the date of the 2014 annual meeting is changed by more than 30 days from the date of the first anniversary of the 2013 annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2014 annual meeting. We suggest that proponents submit their proposals by certified mail, return receipt requested.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters that stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal offices in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. The date of our 2014 annual meeting of stockholders has not yet been established, but assuming it is held on October 31, 2014, in order to comply with the time periods set forth in our bylaws, appropriate notice for the 2014 annual meeting would need to be provided to our Corporate Secretary no earlier than July 3, 2014 and no later than August  2, 2014.

DIRECTIONS TO OUR ANNUAL MEETING AT OUR OFFICES

•

From Durham, NC or points West, including RDU Airport, please take I-40 East toward Raleigh and then take exit # 293 US-1 S / US-64 W toward Sanford. Take the Tryon Road East exit # 98A and merge onto Tryon Road. At 2nd light take right on Crescent Green Drive. 1255 Crescent Green Drive will be on the right. Our office is in the 2nd building (behind the main building, which is at 1225 Crescent Green Drive) in Suite 250.

•

From Raleigh, NC or points East, please take I-40 West toward Durham/Chapel Hill and then take exit # 293 US-1 S / US-64 W toward Sanford. Take the Tryon Road East exit # 98A and merge onto Tryon Road. At 2nd light take right on Crescent Green Drive. 1255 Crescent Green Drive will be on the right. Our office is in the 2nd building (behind the main building, which is at 1225 Crescent Green Drive) in Suite 250.

If you need additional directions, please call 1-888-466-6505, and we will be glad to direct you to the annual meeting location.

By order of the Board of Directors,

Alastair McEwan

Secretary

Cary, North Carolina

October 3, 2013

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE BY PROXY OVER THE INTERNET OR BY MAIL. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS OR VOTED BY PROXY OVER THE INTERNET.

VOTE BY INTERNET - www.proxyvote.com
CORNERSTONE THERAPEUTICS INC. ATTN: AMY DIEBLER	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
1255 CRESCENT GREEN DRIVE, SUITE 250 CARY, NC 27518
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M62593-P43157                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORNERSTONE THERAPEUTICS INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposal:
				☐	☐	☐
1.	Election of the following nine (9) nominees as directors of the Company
Nominees:
	01)	Craig A. Collard	06) Michael Heffernan
	02)	Christopher Codeanne	07) Laura Shawver
	03)	Michael Enright	08) Robert M. Stephan
	04)	Anton Giorgio Failla	09) Marco Vecchia
	05)	James Harper

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain
2.	Ratification of the selection by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.								☐	☐	☐

The proxies are authorized to vote in accordance with the determination of a majority of the Board of Directors as to any other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M62594-P43157

CORNERSTONE THERAPEUTICS INC. Annual Meeting of Stockholders October 31, 2013 8:30 AM This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Craig A. Collard, Ken McBean and Alastair McEwan as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on this proxy card, all shares of common stock of Cornerstone Therapeutics Inc. (the “Company”) held of record by the undersigned on September 12, 2013 at the Annual Meeting of Stockholders to be held on October 31, 2013 at 8:30 a.m. Eastern Daylight Time and any adjournments thereof. The undersigned hereby directs Craig A. Collard, Ken McBean and Alastair McEwan to vote in accordance with the determination of a majority of the board of directors as to any other matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO PROPOSAL 1 THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” AND WITH RESPECT TO PROPOSAL 2 THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

Continued and to be signed on reverse side